As filed with the Securities and Exchange Commission on November 4, 2014
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alpine 4 Automotive Technologies Ltd.
(Exact name of registrant as specified in its charter)

Delaware	6770	46-5482689
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15589 N. 77th Street, Suite B
Scottsdale, AZ 85260

855-777-0077 ext 801
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kent Wilson
Alpine 4 Automotive Technologies Ltd.
15589 N. 77th Street, Suite B
Scottsdale, AZ 85260

855-777-0077 ext 801
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

C. Parkinson Lloyd, Esq.
Kirton | McConkie
50 East South Temple Street, Suite 400
Salt Lake City, UT 84111
(801) 328-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the mergers.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common stock, par value $0.0001 per share	150,000,000 shares(1)	N/A	$1,000,000	(2)	$117	(3)

(1)
Represents the maximum number of shares of common stock of the registrant estimated to be issuable in the transaction described herein, based on an amount equal to the number of shares of AutoTek Incorporated common stock outstanding as of the date of this Registration Statement, multiplied by the exchange ratio of six (6) shares of  Alpine 4 Automotive Technologies Ltd. common stock for each one (1) share of AutoTek Incorporated common stock, assuming full participation  by all AutoTek Incorporated stockholders in the proposed Share Exchange Transaction.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price for the common stock is equal to the book value of the shares of AutoTek Incorporated common stock to be received by the registrant, assuming full participation by all AutoTek Incorporated stockholders.

(3)	Calculated as the product of the maximum aggregate offering price and 0.0001162.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the Alpine 4 Automotive Technologies Ltd. Common Stock to be issued in the proposed asset purchase transaction and in connection with the proposed share exchange with the AutoTek Incorporated stockholders has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED NOVEMBER 4, 2014, SUBJECT TO COMPLETION

PRELIMINARY COPY
ASSET PURCHASE TRANSACTION AND SHARE EXCHANGE PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear AutoTek and Alpine 4 Shareholders:

Each of the boards of directors of Alpine 4 Automotive Technologies Ltd., a Delaware corporation (“Alpine 4”), and AutoTek Incorporated, an Arizona corporation (“AutoTek”) has approved an asset purchase and share exchange agreement, whereby Alpine 4 will purchase the assets of AutoTek, and will issue shares of Alpine 4’s common stock in exchange for the outstanding shares of AutoTek common stock.

Alpine 4 and AutoTek plan to enter into an Asset Purchase and Share Exchange Agreement (the “Agreement”) following receipt of the approval by the AutoTek stockholders. Subject to shareholder approvals and certain other customary closing conditions, Alpine 4 and AutoTek will combine their businesses through the acquisition by Alpine 4 of certain of the assets of AutoTek (the “Asset Purchase Transaction”).  Additionally, Alpine 4 is offering to exchange six (6) shares of Alpine 4 common stock for each one (1) share of AutoTek  common stock, in a share exchange transaction (the “Share Exchange”), pursuant to which AutoTek will become a subsidiary of Alpine 4, following which, Alpine 4 management anticipates that AutoTek will continue to operate as a subsidiary of Alpine 4 with its own business and operations, and that Alpine 4 will operate with the assets purchased from AutoTek as a separate business.

The purpose of the Share Exchange is to provide all AutoTek shareholders with an opportunity to have liquidity in their investment, through the ownership of Alpine 4 common stock.  Although there was no market for the Alpine 4 common stock as of the date of this proxy statement/registration statement, Alpine 4 management plans to enter into an agreement and a develop a relationship with a market maker to submit an application to FINRA for listing Alpine 4’s common stock with the OTC Bulletin Board or the OTC Markets.

If the Asset Purchase Transaction and Share Exchange transactions are completed, AutoTek shareholders will receive six (6) shares of Alpine 4 common stock for each one (1) shares of AutoTek common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.  AutoTek shareholders who participate in the Share Exchange will not continue to own their existing AutoTek shares, and all shares of AutoTek common stock tendered in the Share Exchange will be held by Alpine 4 returned to AutoTek by Alpine 4 for cancellation.  . The value of the Alpine 4 shares to be received in exchange for each one (1) shares of AutoTek common stock will be equal to the value of the shares in AutoTek.  Alpine 4 is a shell corporation that will become the surviving entity and will continue on with the former business of AutoTek.  As of the date of the proxy statement/registration statement, the Alpine 4 shares have little or no market value.  Additionally, there is no market value at this time for the shares of AutoTek common stock.  AutoTek and Alpine 4 management believe that there will be market value to the shared of Alpine 4 once trading is approved by the SEC.. As noted, as of the date of this proxy statement/registration statement, there was no market for Alpine 4’s common stock, although the Alpine 4 management plans to enter into negotiations with a market maker and work to create a public market for Alpine 4’s common stock.

Your vote is very important. The Asset Purchase Transaction cannot be completed unless a majority of the AutoTek stockholders approve the entry by AutoTek into the Asset Purchase Transaction.  Additionally, Alpine 4 and AutoTek believe it to be in the best interests of the AutoTek Shareholders to approve the Agreement and to tender their shares for the Share Exchange.  AutoTek is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Asset Purchase Transaction and the Share Exchange. Information about the meeting, the Asset Purchase Transaction, the Share Exchange, and the other business to be considered by AutoTek stockholders is contained in this proxy statement/registration statement. We urge you to read this joint proxy statement/registration statement carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 17.

Whether or not you plan to attend AutoTek’s special meeting of shareholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The AutoTek Board of Directors recommends that AutoTek shareholders vote “FOR” the entry by AutoTek into the Asset Purchase Transaction, and that they tender their shares in connection with the Share Exchange proposal.

The Alpine 4 board of directors has recommended that its sole shareholders vote “FOR” the entry by Alpine 4 into the Asset Purchase Transaction, and “FOR” the Share Exchange proposal.  As of the date of this proxy statement/registration statement, Alpine 4 had four stockholders, all of whom had voted to approve the entry by Alpine 4 into the Asset Purchase Transaction and the Share Exchange proposal.

Kent B. Wilson,	Richard Battaglini
Chief Executive Officer	President
Alpine 4 Automotive Technologies Ltd.	AutoTek Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the asset purchase acquisition or the share exchange or the other transactions described in this proxy statement/registration statement or the securities to be issued in connection with the Share Exchange or determined if this proxy statement/registration statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/registration statement is dated [            ], 2014, and is first being mailed to shareholders of AutoTek on or about [            ], 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                    ], [                    ], 2014

To the Shareholders of AutoTek Incorporated:

A special meeting of shareholders of AutoTek Incorporated (“AutoTek”) will be held at [                ], on [                    ], 2014, at 15589 N 77th St Suite B, Scottsdale, AZ 85260, for the following purposes:

1. To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets) to Alpine 4 Automotive Technologies Ltd. (“Alpine 4”), a public reporting company that plans to develop and use the assets.  The sale by AutoTek of the Acquired Assets is a transaction which may give to the AutoTek shareholders Dissenters’ Rights under Arizona law.  The Dissenters’ Rights are more fully discussed in this Proxy Statement/Registration Statement.

2. To approve any motion to adjourn the AutoTek special meeting, if necessary or appropriate, to solicit additional proxies (the “AutoTek Adjournment” proposal).

Additionally, at the AutoTek Special Meeting, AutoTek stockholders will have the opportunity to tender their Share Exchange Election Form, although AutoTek shareholders may tender the Share Exchange Election Form any time during the period through the date which is forty-five (45) days from the date the registration statement/proxy is mailed to the AutoTek shareholders (the “Exchange Period”).  The Share Exchange is discussed more fully in the attached registration statement/proxy statement.

AutoTek will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/registration statement further describes the matters to be considered at the AutoTek special meeting.

The AutoTek Board of Directors has set _______________, 2014, as the record date for the AutoTek special meeting. Only holders of record of AutoTek common stock at the close of business on ____________ 2014, will be entitled to notice of and to vote at the AutoTek special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the AutoTek special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of AutoTek common stock.

Your vote is very important. To ensure your representation at the AutoTek special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the AutoTek special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the AutoTek special meeting.

The AutoTek Board of Directors has unanimously approved the Asset Purchase Transaction and the Share Exchange and the transactions contemplated thereby, and recommended that you vote “FOR” the entry by AutoTek into the Asset Purchase Transaction, and that you tender your shares in connection with the Share Exchange.

By Order of the Board of Directors,

Richard Battaglini
President and Chairman Board of Directors
AutoTek Incorporated
___________, 2014

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL KENT WILSON at 855-777-0077.

Attached to the Proxy Statement/Registration Statement as Appendix A is the form of Proxy, which provides for authorization and approval of the entry by AutoTek into the Agreement. The procedure for indicating authorization and approval of the entry by AutoTek into the Agreement is described in detail in the attached Proxy Statement.

Also attached to the Proxy Statement/Registration Statement as Appendix B is the Share Exchange Election Form, where you can indicate your choice of whether or not to participate in the Share Exchange, and which explains the procedure for AutoTek Shareholders to tender their AutoTek shares to receive shares of Alpine 4 common stock.

With respect to the Share Exchange, Alpine 4 will accept Share Exchange Election Forms from AutoTek shareholders through the date which is forty-five (45) days from the date the registration statement/proxy is mailed to the AutoTek shareholders (the “Exchange Period”).  Following the Exchange Period, Alpine 4 shall terminate the Share Exchange, and any AutoTek shareholder who does not tender his or her AutoTek shares will not be entitled to participate in the Share Exchange.  Please Note: Alpine 4 will instruct its transfer agent to issue the Exchange Shares to each AutoTek who tenders his or her shares in connection with the Share Exchange.  In other words, there is no minimum number of shares that must participate in the Share Exchange before Alpine 4’s transfer agent will commence issuing the Exchange Shares to the AutoTek shareholders.  Exchange Shares will be issued to AutoTek shareholders following the closing of the Exchange Period.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/registration statement incorporates by reference important business and financial information about Alpine 4 and AutoTek from documents that are not included in or delivered with the joint proxy statement/registration statement. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/registration statement by requesting them in writing, by email or by telephone from Alpine 4 or AutoTek at their respective addresses and telephone numbers listed below.

For AutoTek Shareholders:	For Alpine 4 Shareholders
AutoTek Incorporated	Alpine 4 Automotive Technologies Ltd.
15589 N 77th St Suite B.	15589 N 77th St Suite B.
Scottsdale, AZ 85260	Scottsdale, AZ 85260
Attention: Richard Battaglini	Attention: Kent Wilson
Telephone: 480-483-5654	Telephone: 855-777-0077 ext 801

To obtain timely delivery of these documents before the closing of the Asset Purchase Transaction, you must request the information no later than ___________________, 2014.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/registration statement and how you may obtain it, see “Where You Can Find More Information” beginning on page 46 of the accompanying joint proxy statement/registration statement.

Principal Holders of Voting Securities	36
Rationale for the Asset Purchase Transaction	36
AutoTek’s reasons for the Asset Purchase Transaction	36
AutoTek’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction	37
Alpine 4’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction	38
Governance of Alpine 4 Following Completion of the Asset Purchase Transaction	40
Accounting Treatment of the Asset Purchase Transaction and Share Exchange	40
Dissenters’ Rights	40
THE AGREEMENT	41
The Asset Purchase Transaction	41
Procedures for Surrendering AutoTek Stock	42
AUTOTEK SPECIAL MEETING	42
Date, Time and Place of the Special Meeting; Matters to be Considered at the AutoTek Special Meeting	42
Quorum	43
Required Vote	43
Require Vote to approve the entry by AutoTek into the Agreement (Item 1 on the AutoTek Proxy Card)	43
Required Vote to Approve the AutoTek Adjournment Proposal (Item 2 on the AutoTek Proxy Card)	43
Treatment of Abstentions; Failure to Vote	43
Voting of Proxies; Incomplete Proxies	44
Revocability of Proxies and Changes to an AutoTek Shareholder’s Vote	44
Solicitation of Proxies	44
Voting by AutoTek Directors and Executive Officers	44
DESCRIPTION OF ALPINE 4 COMMON STOCK	44
Authorized Capital Stock	44
Common Stock	44
Preferred Stock	45
Dividends	45
Transfer Agent	45
LEGAL MATTERS	45
EXPERTS	46
WHERE YOU CAN FIND MORE INFORMATION	46
Alpine 4 SEC Filings	46
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
Indemnification of Directors and Officers; Disclosures of Commission Position on Indemnification for Securities Act Liabilities	II-1
WHERE YOU CAN FIND MORE INFORMATION	II-2
SIGNATURES	II-4
EXHIBIT INDEX	II-5

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE AUTOTEK SPECIAL MEETING.

The following are answers to certain questions that you may have regarding the Asset Purchase Transaction and the Share Exchange, and the AutoTek proposals to be considered at the AutoTek Special Meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this document.

Q:           WHAT ARE THE PROPOSED TRANSACTIONS ON WHICH I AM BEING ASKED TO VOTE?

A: There are two proposals for which AutoTek shareholders are being asked to provide their approval at the AutoTek Special Meeting: the Asset Purchase Transaction, and the Share Exchange.

Pursuant to the Asset Purchase and Share Exchange Agreement (the “Agreement”) by and between AutoTek and Alpine 4 Automotive Technologies Ltd. (“Alpine 4”), AutoTek will sell to Alpine 4, and Alpine 4 will purchase from AutoTek, (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer (collectively, the “Acquired Assets”). Collectively, the purchase of the Acquired Assets and the payment for such Acquired Assets by Alpine 4 are referred to as the “Asset Purchase Transaction.”

As partial payment for the Acquired Assets, Alpine 4 agreed to pay to AutoTek the sum of Thirty Thousand Dollars ($30,000) upon closing of the Asset Purchase Transaction.

Additionally, pursuant to the terms and conditions set forth in the Agreement, and as partial payment for the Acquired Assets, Alpine 4 agreed to offer to enter into a share exchange transaction (the “Share Exchange”) with the AutoTek stockholders, as follows:

(i)              AutoTek agreed to recommend to its shareholders that they enter into the Share Exchange with Alpine 4 and tender their AutoTek shares in exchange for shares of Alpine 4’s common stock; and

(ii)              Alpine 4 agreed to issue six (6) shares of its common stock in exchange for each one (1) share of AutoTek common stock tendered as part of the Share Exchange, the shares of Buyer being issued in the Share Exchange being referred to herein as the “Alpine 4 Exchange Shares.”

Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days (the “Exchange Period”) from the date that this proxy statement is mailed to the AutoTek stockholders.

At the Special Meeting, and at any time during the Exchange Period, AutoTek shareholders will have the opportunity to express their intention to participate in the Share Exchange.  AutoTek shareholders are not required to participate, and those who elect to not participate in the Share Exchange will remain shareholders of AutoTek.

Q:           WITH RESPECT TO THE ASSET PURCHASE AGREEMENT, WHAT APPROVAL IS REQUIRED?

A: AutoTek and Alpine 4 understand, acknowledge, and agree that the approval of the AutoTek shareholders holding a majority of the outstanding shares of AutoTek common stock is required for the closing of the Asset Purchase Transaction.  AutoTek and Alpine 4 have agreed to work together to prepare and file this Proxy Statement/Registration Statement, one purpose of which is to seek the approval of the AutoTek shareholders for the Asset Purchase Transaction.  Alpine 4 and AutoTek specifically agreed as follows:

(i)              As of the date of this Agreement, Charles Winters and Scott Edwards, who are directors of AutoTek as well as being directors of Alpine 4, collectively owned 1,883,000 shares of AutoTek common stock, or approximately 8.19% of the outstanding AutoTek common stock.  Richard Battaglini, who is the President and Chairman of AutoTek and the President and Chairman of Alpine 4, owned no shares of the outstanding stock of AutoTek.  The Asset Purchase Transaction, including the opportunity of AutoTek stockholders to participate in the Share Exchange, was recommended to the AutoTek shareholders by the members of the AutoTek board of directors.

(ii)              Messrs. Winters and Edwards have indicated their intention to vote their AutoTek shares in favor of the Asset Purchase Transaction and to participate in the Share Exchange.

(iii)              AutoTek will, through the Proxy Statement/Registration Statement, seek approval of the other AutoTek shareholders, at the AutoTek Special Meeting, of the Asset Purchase Transaction.  Following the AutoTek Special Meeting, the AutoTek Board of Directors will provide information about the results of the voting.

Q:           WHAT APPROVAL IS REQUIRED FOR THE SHARE EXCHANGE?

A:  Alpine 4 and AutoTek understand, acknowledge, and agree that part of the consideration to be paid to AutoTek by Alpine 4 in connection with the Asset Purchase Transaction is the offer to issue shares of its common stock to AutoTek shareholders who elect to participate in the Share Exchange.  Alpine 4 and AutoTek have prepared and filed this Proxy Statement/Registration Statement, another purpose of which is for Alpine 4 to make the offer of the Share Exchange to the AutoTek shareholders, and to explain the purposes of the Share Exchange, and the mechanics for participation in the Share Exchange. Alpine 4 and AutoTek specifically agreed as follows:

(i)              Alpine 4 shall offer to the AutoTek shareholders the Share Exchange, pursuant to which Alpine 4 agrees to issue six (6) shares of its common stock for each one (1) share of common stock of AutoTek tendered in connection with the Share Exchange.

(ii)              Alpine 4 and AutoTek will work together to effectuate the Share Exchange, working with AutoTek’s transfer agent and/or an exchange agent (the “Exchange Agent”) to conduct the Share Exchange.

As noted above, Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days (the “Exchange Period”) from the date that this proxy statement is mailed to the AutoTek stockholders.

Alpine 4 agreed to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days of the closing of the Exchange Period.  Alpine 4 and AutoTek agreed that the Share Exchange and the issuances of the Alpine 4 Exchange Shares will not be continuous throughout the Exchange Period but will occur following the closing of the Exchange Period, and that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any AutoTek shareholders who have not tendered their shares of AutoTek’s common stock may not participate in the Share Exchange, and will remain a shareholder of AutoTek.

Q:           WHY AM I RECEIVING THIS DOCUMENT?

A: AutoTek is sending these materials to its shareholders to help them decide how to vote their AutoTek shares in connection with the Asset Purchase Transaction and the Share Exchange.

As noted above, the closing of the Asset Purchase Agreement requires the approval of the AutoTek shareholders.  Alpine 4 and AutoTek have made it an express condition to closing the Asset Purchase Agreement that AutoTek provide all of the AutoTek shareholders the opportunity to vote on the Asset Purchase Transaction.

Additionally, by this Registration Statement, Alpine 4 is making the offer of the Share Exchange to the AutoTek shareholders.  This Registration Statement includes information about Alpine 4, its proposed business going forward following the Asset Purchase Transaction, and how interested AutoTek shareholders may surrender their AutoTek shares and receive the Alpine 4 Exchange Shares.

This document constitutes both a proxy statement of AutoTek and a prospectus of Alpine 4. It is a proxy statement because the board of directors of AutoTek has given notice of the AutoTek Special Meeting, and is seeking the approval of its stockholders using this document. It is a prospectus because Alpine 4 is offering shares of its common stock in exchange for the outstanding shares of AutoTek in the Share Exchange.

Q:           WHAT WILL AUTOTEK RECEIVE IN CONNECTION WITH THE ASSET PURCHASE TRANSACTION?

A: Assuming that a majority of the holders of AutoTek Shares vote in favor of the Asset Purchase Transaction, at the closing of the Asset Purchase Transaction:

(i)              Alpine 4 will pay to AutoTek the sum of Thirty Thousand Dollars ($30,000) in immediately available funds;

(ii)              Alpine 4 will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of the Agreement;

(iii)              Alpine 4 will execute and deliver a signed Assignment and Assumption Agreement; and

(iv)              Upon approval by the AutoTek shareholders, and in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described in this Registration Statement, Alpine 4 will issue six (6) Exchange Shares.

Q:           WHAT WILL AUTOTEK SHAREHOLDERS RECEIVE IN CONNECTION WITH THE SHARE EXCHANGE IF THEY CHOOSE TO PARTICIPATE? WHAT HAPPENS IF THEY CHOOSE TO NOT PARTICIPATE?

A:  Alpine 4 has agreed to issue six (6) shares of its common stock in exchange for each one (1) share of AutoTek common stock tendered in connection with the Share Exchange.  Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days from the date that this proxy statement is mailed to the AutoTek stockholders, which will be after the date that the U.S. Securities and Exchange Commission (“SEC”) declares effective (the “Effectiveness Date”) the Registration Statement.  Following the Effectiveness Date, AutoTek will transmit the Proxy Statement/Registration Statement to the AutoTek shareholders.  At any time during the Exchange Period, AutoTek shareholders may tender their shares of AutoTek common stock to Alpine 4, pursuant to the steps outlined in the Registration Statement, and will receive in exchange six (6) shares share of Alpine 4 common stock for each one (1) share of AutoTek common stock tendered.  AutoTek and Alpine 4 will use their best efforts to communicate with all of the AutoTek shareholders regarding the Asset Purchase Transaction and the Share Exchange Agreement.  There is no minimum number of shares of AutoTek common stock that must be tendered in the Share Exchange.  At the close of the Exchange Period, any AutoTek shareholders who have not tendered their AutoTek shares will not be entitled to participate in the Share Exchange.  They will continue to hold shares of AutoTek common stock, and AutoTek and Alpine 4 management anticipate that AutoTek (as a separate entity) will continue to have assets and operations.

Q:           WHEN WILL THE ASSET PURCHASE TRANSACTION BE COMPLETED?

A: As noted above, the Boards of Directors of both Alpine 4 and AutoTek have set as a specific condition for the closing of the Asset Purchase Transaction the approval of the holders of at least a majority of the outstanding shares of AutoTek on the Asset Purchase Transaction proposal.  At the AutoTek Special Meeting, if the holders of at least a majority of the Independent Shares vote in favor of the Asset Purchase Transaction, Alpine 4 and AutoTek will close the Asset Purchase Transaction as soon thereafter as possible.  Alpine 4 will provide additional information about the closing to the public in its publicly filed reports.

Q:           ARE THE ALPINE 4 SHAREHOLDERS REQUIRED TO APPROVE THE ASSET PURCHASE TRANSACTION AND THE SHARE EXCHANGE?

A:  Yes.  On October 24, 2014, the Board of Directors of Alpine 4 recommended to its shareholders that it approve the Asset Purchase and Share Exchange Agreement, the Asset Purchase Transaction, and the Share Exchange.  At that time, Alpine 4 had four shareholders, Richard Battaglini, Kent Wilson, Charles Winters, and Scott Edwards.  The four shareholders of Alpine 4 also voted to approve the Asset Purchase Transaction and to participate in the Share Exchange as shareholders of AutoTek.

Q:           HOW DOES THE AUTOTEK BOARD OF DIRECTORS RECOMMEND I VOTE?

A: The AutoTek board of directors has unanimously determined that the Asset Purchase Transaction and the transactions contemplated by the Agreement, including the Asset Purchase Transaction and the Share Exchange, are fair and reasonable and in the best interests of AutoTek and its shareholders. The AutoTek board of directors recommends that you vote your AutoTek shares “FOR” the Asset Purchase Transaction, and that you exchange your shares of AutoTek common stock for Exchange Shares pursuant to the Share Exchange.

Q:           WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/registration statement, please vote your AutoTek shares as soon as possible so that your shares will be represented at the AutoTek Special Meeting and voted with respect to the Asset Purchase Transaction.  Please follow the instructions set forth on the Proxy form. If you choose to participate in the Share Exchange, please follow the instructions on AutoTek for Alpine 4 Share Exchange Form.

Q:           HOW DO I VOTE?

A: If you are a shareholder of record of AutoTek as of _____ ___________, 2014 (the “AutoTek Record Date”), you may vote by proxy or in person at the meeting.

To vote by proxy, an AutoTek shareholder may use one of the following methods if it is a registered holder:
•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;
•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or
•	Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Q:           When and where is the AutoTek Special Meeting of shareholders? What must I bring to attend the Special Meeting?

 A:           The Special Meeting of AutoTek shareholders will be held at [            ] a.m. at the AutoTek corporate offices located at 15589 N 77th St Suite B, Scottsdale, AZ 85260,, on [                    ], 2014. Subject to space availability, all AutoTek shareholders as of the AutoTek Record Date, or their duly appointed proxies, may attend the meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [            ] a.m.

If you wish to attend the AutoTek Special Meeting, you must bring photo identification.

Q:           HOW MANY VOTES DO I HAVE?

A: You are entitled to one vote for each share of AutoTek common stock that you owned as of the close of business on the AutoTek Record Date. As of the close of business on the AutoTek record date, an aggregate of 25,000,000 shares of AutoTek common stock were outstanding and entitled to vote.

Q:           SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you choose to participate in the Share Exchange, you should follow the instructions included in the accompanying Registration Statement/proxy materials.

Q:           WHAT IF I DO NOT VOTE OR I ABSTAIN?

A: As noted above, the Boards of Directors of both Alpine 4 and AutoTek have set as a specific condition for the closing of the Asset Purchase Transaction the approval of the holders of at least a majority of the outstanding shares of AutoTek on the Asset Purchase Transaction proposal.  If an AutoTek shareholder is not present in person at the AutoTek special meeting and does not respond by proxy, it will have no effect on the vote count for the Asset Purchase Transaction proposal (assuming a quorum is present).  If you do not elect to participate in the Share Exchange, you will not receive the Exchange Shares from Alpine 4, and will remain a shareholder of AutoTek.

At the AutoTek Special Meeting, if the holders of at least a majority of the Shares vote in favor of the Asset Purchase Transaction, Alpine 4 and AutoTek will close the Asset Purchase Transaction as soon thereafter as possible.  If you do not vote or abstain, and if the holders of at least a majority of the AutoTek shares that actually vote on the Asset Purchase Transaction proposal vote in favor, the condition will have been satisfied, and Alpine 4 and AutoTek will proceed to close the Asset Purchase Transaction.

Q:           WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A: If you sign and return your Proxy or voting instruction card without indicating how to vote on the Asset Purchase Transaction, the shares of AutoTek common stock represented by your proxy will be voted “FOR” the Asset Purchase Transaction.  PLEASE NOTE: To participate in the Share Exchange, you must affirmatively indicate your intention to tender your AutoTek shares.  In other words, returning your proxy or voting instruction card without indicating a preference with respect to the Share Exchange will not count as an affirmative decision to exchange your shares.

Q:           MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A: Yes. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. AutoTek shareholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with AutoTek’s Corporate Secretary at 15589 N 77th St. Suite B, Scottsdale, AZ 85260.  Shareholders of record may also revoke a proxy by attending the AutoTek Special Meeting and voting in person. If not revoked, the proxy will be voted at the AutoTek Special Meeting in accordance with your instructions.

Q:           ARE AUTOTEK SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A: AutoTek has agreed to provide dissenters’ rights to its shareholders in connection with the Asset Purchase Transaction.  Although the AutoTek Board of Directors does not believe that the assets sold constitute all or substantially all of AutoTek’s assets, because AutoTek has not commenced revenue generating operations to date and due to the difficulty of determining whether the Acquired Assets constitute all or substantially all of the assets of AutoTek, the AutoTek Board of Directors determined it to be in the best interests of the AutoTek stockholders to provide dissenters’ rights.  Chapter 13 of the Arizona Business Corporation Act gives AutoTek shareholders the right to dissent from the Asset Purchase Transaction and to obtain payment of the fair value of the shareholder's shares of AutoTek. In order for a shareholder to dissent and to obtain payment for his shares, he or she must comply with the requirements and procedures set forth in the Arizona Act. For more detailed information about the right to dissent, see the discussion under the heading Dissenters' Rights beginning at page 47.

Q:           WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact AutoTek’s Corporate Secretary at 15589 N 77th St. Suite B, Scottsdale, AZ 85260, or by telephone at 602-625-6262.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the Asset Purchase Transaction and the Share Exchange proposals. In addition, we incorporate by reference important business and financial information about Alpine 4 and AutoTek into this document. For a description of, and how to obtain, this information, see “Where You Can Find More Information” on page 46 of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties

AutoTek Incorporated

Arizona corporation
15589 N 77th St. Suite B
Scottsdale, AZ 85260

AutoTek, Incorporated, an Arizona corporation organized in March 2013, is the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

Prior to August 2014, AutoTek had started the development of the source code of LotWatch and ServiceWatch but had not completed it, and had not taken further steps to commercialize the asset.  Additionally, AutoTek had commenced development of other automotive products, but had not commenced commercial operations in connection with those products.

On August 5, 2014, AutoTek entered into a Licensing Agreement (the “License Agreement”) with Alpine 4 Automotive Technologies Ltd. (“Alpine 4”).

Pursuant to the License Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sub-licensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell LotWatch and Service Watch.  Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”  Alpine 4 is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the License Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or AutoTek’s assets and intellectual property rights relating to the Licensed Technology, or (B) the first annual anniversary of the effective date.

As of October 1, 2014, AutoTek commenced efforts to commercialize its automotive products, including one related to a rear-end collision avoidance system called BrakeSafe.

Alpine 4 Automotive Technologies Ltd.

Delaware corporation
15589 N 77th St. Suite B
Scottsdale, AZ 85260

ALPINE 4 Automotive Technologies Ltd. was incorporated as Alpine 4 Inc. in the State of Delaware on April 22, 2014. Since inception, Alpine 4 was in the developmental stage and conducted virtually no business operations until the entry into the License Agreement with AutoTek.   Assuming that AutoTek receives approval of its stockholders, Alpine 4’s initial operations following the closing of the Asset Purchase Transaction will focus on implementation of the LotWatch and ServiceWatch assets, including the source code and related intellectual property acquired from AutoTek.

As noted above, Alpine 4 entered into the License Agreement with AutoTek in August 2014.  Following the entry into the License Agreement, Alpine 4 completed the development of the licensed source code to make it compatible with Alpine 4’s ODB II devices.  As of the date of this Proxy Statement/Registration Statement, Alpine 4 had agreements with two manufacturers for the on-board diagnostic devices that will use the LotWatch and ServiceWatch source code.  The creation of the devices and the agreements for the manufacturing of the devices was done through Alpine 4 and its vendors, and  not through AutoTek.  As discussed in more detail below, following the License Agreement, Alpine 4 has begun implementation and deployment of the LotWatch and ServiceWatch products, and as of the date of this Proxy Statement/Registration Statement, had completed installations in four automobile dealerships, and was in negotiations with numerous additional dealerships regarding installation agreements.

The Asset Purchase Transaction

The terms and conditions of the Asset Purchase Transaction are contained in the Asset Purchase and Share Exchange Agreement (the “Agreement”), which is attached to this document as Annex A. We encourage you to read the Agreement carefully, as it is the legal document that governs the Asset Purchase Transaction.

Purchase of Assets: Transaction.  On and subject to the terms and conditions of the Agreement, and assuming that the required approval of the AutoTek shareholders is obtained, Alpine 4 agrees to purchase from AutoTek, and AutoTek agrees to sell, transfer, convey, assign and deliver to Alpine 4, title to and ownership of, all of the Acquired Assets (defined below) at the Closing, for the consideration specified below.  The Acquired Assets consist of: , (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer.

Purchase Price: Consideration Provided by Alpine 4 for the Acquired Assets.  Subject to the terms and conditions of the Agreement, as total consideration for the Acquired Assets, Alpine 4 agreed to (a) pay to AutoTek the sum of $30,000; (b) accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of the Agreement; (c) execute and deliver a signed Assignment and Assumption Agreement; and (d) upon approval by the AutoTek shareholders, Alpine 4 agreed to offer to exchange shares of its common stock for shares of AutoTek common stock tendered by AutoTek stockholders who elected to participate in the Share Exchange.  Specifically, Alpine 4 agreed that in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange (summarized below, and described in more detail in this Proxy Statement/ Registration Statement), Alpine 4 will issue six (6) Exchange Shares.  If 100% of the outstanding shares of AutoTek are tendered in connection with the Share Exchange, Alpine 4 will issue 150,000,000 shares of its common stock.  The AutoTek shareholders are not required to exchange their shares, and as such, there is no way to determine in advance how many shares Alpine 4 will be required to issue.  AutoTek stockholders who do not elect to participate in the Share Exchange will remain stockholders of AutoTek.

The Share Exchange

As partial consideration for the Asset Purchase Transaction, Alpine 4 is offering the Share Exchange, pursuant to which Alpine 4 has agreed to issue six (6) shares of its common stock in exchange for each one (1) share of AutoTek common stock tendered in connection with the Share Exchange.  As noted above, the AutoTek shareholders are not required to participate in the Share Exchange, and there is no minimum number of shares that are required to be exchanged by AutoTek shareholders.

Alpine 4 agreed to hold open its offer to stockholders of AutoTek to participate in the Share Exchange for a period of forty-five (45) days (the “Exchange Period”) from the date that this proxy statement is mailed to the stockholders of AutoTek, which will be after the SEC declares this proxy statement/registration statement effective.  At any time during the Exchange Period, AutoTek shareholders may tender their shares of AutoTek common stock to Alpine 4, pursuant to the steps outlined in the Registration Statement, and will receive in exchange, following the closing of the Exchange Period, six (6) shares of Alpine 4 common stock for each one (1) share of AutoTek common stock tendered.  AutoTek and Alpine 4 will use their best efforts to communicate with all of the AutoTek shareholders regarding the Asset Purchase Transaction and the Share Exchange Agreement.  There is no minimum number of shares of AutoTek common stock that must be tendered in the Share Exchange.  As noted, if 100% of the outstanding shares of AutoTek are tendered in connection with the Share Exchange, Alpine 4 will issue 150,000,000 shares of its common stock.

At the close of the Exchange Period, any AutoTek shareholders who have not tendered their AutoTek shares will not be entitled to participate in the Share Exchange.  They will continue to hold shares of AutoTek common stock, and AutoTek management anticipates that AutoTek (as an entity) will continue its operations, focusing on the Pulse, BrakeSafe, BrakeTek and BrakePlus operations and products.  AutoTek plans to have separate offices and facilities from those of Alpine 4, and will retain its sales and clerical employees.  AutoTek management anticipates that Richard Battaglini, Charles Winters, and Scott Edwards will continue to serve as directors of AutoTek, and that Mr. Battaglini will continue to serve as President of AutoTek, at least for the foreseeable future.

Governance of Alpine 4 following completion of the Asset Purchase Transaction

The Alpine 4 Board of Directors anticipates that Kent B. Wilson will continue to serve as Chief Executive Officer and Chief Financial Officer, and Richard Battaglini will continue as President and Chairman of the Board of Directors of Alpine 4.  The Alpine 4 Board of Directors plans to hire other executive officers as needed.

Headquarters

Upon completion of the Asset Purchase Transaction, Alpine 4 will seek to have corporate headquarters that are separate from those of AutoTek.

Recommendation of the AutoTek Board of Directors and AutoTek’s Reasons for the Asset Purchase Transaction

After careful consideration, the AutoTek board of directors has recommended that the AutoTek stockholders vote “FOR” the Asset Purchase Transaction.

In reaching its decision, the AutoTek board of directors considered a number of factors as generally supporting its decision to enter the Asset Purchase Agreement, including, among others, the following:

-	AutoTek Stockholders will receive shares in Alpine 4, a currently reporting public company.

-
Management of Alpine 4 intends to seek to have its shares listed for trading on the OTC BB or the OTC Markets.  As such, once Alpine 4’s stock is accepted for trading and a market develops, AutoTek Stockholders should be able to participate in the market of Alpine 4’s shares, which is something that has been absent with respect to AutoTek common stock.

-
Alpine 4 Management believes that the current value of your investment is based on your ability to sell it on your own to another party.  With tradable shares of Alpine 4 stock, AutoTek Stockholders will be able to sell or to buy more shares of Alpine 4 stock.

-
AutoTek plans to continue its operations, and focus on other products, including the Pulse, BrakeSafe, BrakeTek and BrakePlus products, which have a different market and different business plan from those associated with the LotWatch and ServiceWatch products.

For a more complete description of AutoTek’s reasons for the Asset Purchase Transaction and the recommendations of the Alpine 4 board of directors, see “The Asset Purchase Transaction and the Share Exchange Transaction” beginning on page 26 of this proxy statement/registration statement.

Interests of Directors and Executive Officers in the Asset Purchase Transaction

You should be aware that some of the directors and executive officers of AutoTek and Alpine 4 have interests in the Asset Purchase Transaction and Share Exchange that may  be different from, or are in addition to, the interests of shareholders generally, including without limitation the following:

Richard Battaglini is an officer and director of AutoTek, as well as the President, and Chairman of the Board, and the majority stockholder of Alpine 4.  As of the date of this proxy statement/registration statement, Mr. Battaglini owned no shares of AutoTek common stock.  As both a member of the Board of Directors of AutoTek and of Alpine 4, Mr. Battaglini has voted to recommend the Asset Purchase Transaction and the Share Exchange to the shareholders of AutoTek and Alpine 4.

Additionally, Charles Winters and Scott Edwards, who are directors of AutoTek as well as being directors of Alpine 4, collectively owned 1,883,000 shares of AutoTek common stock, or approximately 8.19% of the outstanding AutoTek common stock.  As such, they will be entitled to participate in the Share Exchange as AutoTek shareholders.  Both Mr. Winters and Mr. Edwards have indicated they intend to vote in favor of the Asset Purchase Transaction and to participate in the Share Exchange.

The Alpine 4 and AutoTek Boards of Directors were aware of these additional interests by their respective directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Asset Purchase Transaction and the Share Exchange, in approving the Agreement and in recommending that their respective shareholders approve the applicable Agreement-Related proposals.

For a further discussion of the approval processes of the AutoTek and Alpine 4 Boards of Directors of the Asset Purchase Transaction and the Share Exchange, see “The Asset Purchase Transaction and the Share Exchange Transaction—Rationale for the Asset Purchase Transaction” beginning on page 36.

Accounting Treatment of the Asset Purchase Transaction

The purchase of the assets in the Asset Purchase Transaction is being treated as an acquisition of source code, which will be combined with our hardware device to sell to dealerships.

Dissenters’ Rights

As noted above, although the AutoTek Board of Directors does not believe that the sale of the Acquired Assets to Alpine 4 constitutes a sale of “all or substantially all” of the assets of AutoTek, in light of AutoTek’s R&D efforts into the automotive parts products, including the BrakeSafe system.  However, because AutoTek had not generated revenues from operations, and in light of the difficulty of determining whether the Acquired Assets constitute all or substantially all of AutoTek’s assets, the AutoTek Board of Directors agreed to provide dissenters’ rights to the AutoTek stockholders.

Chapter 13 of the Arizona Business Corporation Act sets forth the steps by which AutoTek shareholders have the right to dissent from the Asset Purchase Transaction and to obtain payment of the fair value of the shareholder's shares of AutoTek. In order for a shareholder to dissent and to obtain payment for his shares, he or she must comply with the requirements and procedures set forth in the Arizona Act. For more detailed information about the right to dissent, see the discussion under the heading Dissenters' Rights beginning at page 47.

Please note that because the Share Exchange is voluntary, no dissenters’ rights are granted in connection with the Share Exchange.

Matters to be considered at the AutoTek Special Meeting

At the AutoTek special meeting, AutoTek shareholders will be asked to consider and vote upon:

•	the Asset Purchase Transaction; and

•	the AutoTek Adjournment proposal.

Pursuant to Arizona law, AutoTek shareholder approval of the Asset Purchase Transaction proposal is required to complete the Asset Purchase Transaction.

The affirmative vote of a majority of the outstanding shares of AutoTek common stock entitled to vote on such proposal is required to approve the Asset Purchase Transaction.

At the special meeting, AutoTek shareholders will also have the chance to tender their notice of intent to participate in the Share Exchange.

There is no minimum number of shares that are required to participate in the Share Exchange.

The affirmative vote of a majority of the shares of AutoTek common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the AutoTek Adjournment proposal.

The AutoTek Board recommends that AutoTek shareholders vote “FOR” all of the proposals set forth above, as more fully described under “AutoTek Special Meeting” beginning on page 42.

Voting by Alpine 4 and AutoTek Directors and Executive Officers

As of the AutoTek record date, directors and executive officers of AutoTek and their affiliates owned and were entitled to vote 1,883,000 shares of AutoTek common stock, representing approximately 8.19 % of the total voting power of the shares of AutoTek common stock outstanding on that date. The AutoTek directors who own shares have indicated their intent to vote to approve the Asset Purchase Transaction and to participate in the Share Exchange.

As of the Alpine 4 record date, directors and executive officers of Alpine 4 and their affiliates owned and were entitled to vote 84,200,000 shares of Alpine 4 common stock, representing 100% of the total voting power of the shares of Alpine 4 common stock outstanding on that date.   The Alpine 4 directors and executive officers have voted in favor of the Asset Purchase Transaction and the entry by Alpine 4 into the Agreement.

Risk Factors

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 17.

SELECTED FINANCIAL DATA

Not required for smaller reporting companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement/Registration Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this communication that refer to Alpine 4’s estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Alpine 4’s current perspective of existing trends and information as of the date of this communication. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Asset Purchase Transaction, including future financial and operating results, Alpine 4’s plans, objectives, expectations and intentions, and the expected timing of completion of the Asset Purchase transaction. It is important to note that Alpine 4’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Alpine 4’s current expectations depending upon a number of factors affecting Alpine 4’s business and risks associated with the Asset Acquisition Transaction and the Share Exchange. These factors include, among others, the inherent uncertainty associated with financial projections; the successful closing of the Asset Purchase Transaction; subsequent integration of the AutoTek business and the ability to recognize the anticipated synergies and benefits of the Asset Purchase Transaction; the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite AutoTek stockholder approvals; the risk that a condition to closing of the Asset Purchase Transaction may not be satisfied on a timely basis or at all; the failure of the proposed Asset Purchase Transaction to close for any other reason; risks relating to the value of the Alpine 4 shares to be issued in the Share Exchange transaction; the anticipated size of the markets and continued demand for Alpine 4’s and AutoTek’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of Alpine 4 or AutoTek debt as necessary) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Alpine 4’s and AutoTek’s products; the impact of competitive products and pricing; costs and efforts to defend or enforce intellectual property rights; successful compliance with governmental regulations applicable to Alpine 4’s ongoing facilities, products and/or businesses; changes in tax laws or interpretations that could increase Alpine 4’s consolidated tax liabilities; the loss of key senior management or scientific staff; such other risks and uncertainties detailed in Alpine 4’s periodic public filings with the Securities and Exchange Commission and from time to time in Alpine 4’s other investor communications. Except as expressly required by law, Alpine 4 expressly disclaims any intent or obligation to update or revise these forward-looking statements.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 16 of this Proxy Statement/Registration Statement, AutoTek shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Asset Purchase Transaction and whether to participate in the Share Exchange.  You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 46 of this Proxy Statement/Registration Statement.

RISKS ASSOCIATED WITH ALPINE 4:

Alpine 4 is an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

Alpine 4 is an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the last date of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A Company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a ‘large accelerated filer’ as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Because Alpine 4’s auditors have issued a going concern opinion, there is a substantial uncertainty that it will continue operations in which case you could lose the value of your investment if you participate in the Share Exchange.

The auditors have issued a going concern opinion because of Alpine 4’s recurring losses, negative working capital, stockholder’s deficit and the absence of revenue-generating operations.  This means that there is substantial doubt that it can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about its ability to continue in business.  As such it may have to cease operations and you could lose your entire investment in AutoTek if you choose to participate in the Share Exchange and receive shares of Alpine 4 common stock.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Alpine 4 has incurred a net loss of $3,169 since inception.   Because we are yet to attain profitable operations, in their report on our financial statements for the period ended April 30, 2014, our independent auditors included an explanatory paragraph regarding their substantial doubt about our ability to continue as a going concern.  We will continue to experience net operating losses in the foreseeable future.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loan from various financial institutions where possible.  Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.  Our financial statements contain additional note disclosures describing the management’s assessment of our ability to continue as a going concern.

Management of Alpine 4 cannot guarantee that Alpine 4 will continue to generate revenues which could result in a total loss of the value of your investment if it is unsuccessful in its business plans.

AutoTek has not generated revenues during its history.  Additionally, there can be no assurance that Alpine 4 will be able to generate revenues or that revenues will be sufficient to maintain its business following the Asset Purchase Transaction.  As a result, you could lose all of your investment if you participate in the Share Exchange if Alpine 4 is not successful in its proposed business plans.

Alpine 4’s needs could exceed the amount of time or level of experience its officers and directors may have.  Alpine 4 will be dependent on key executives, and the loss of the services of the current officers and directors could severely impact Alpine 4’s business operations.

Alpine 4’s business plan does not provide for the hiring of any additional employees other than outlined in its plan of operations until sales will support the expense.  Until that time the responsibility of developing Alpine 4’s business, the offering and selling of the shares through this prospectus and fulfilling the reporting requirements of a public company will fall upon the two officers and directors.  In the event they are unable to fulfill any aspect of their duties to Alpine 4, it may experience a shortfall or complete lack of sales resulting in little or no profits and eventual closure of our business.

Additionally, the management of future growth will require, among other things, continued development of Alpine 4’s financial and management controls and management information systems, stringent control of costs, increased marketing activities, and the ability to attract and retain qualified management, research, and marketing personnel.  The loss of key executives or the failure to hire qualified replacement personnel would compromise Alpine 4’s ability to generate revenues or otherwise have a material adverse effect on Alpine 4.  There can be no assurance that Alpine 4 will be able to successfully attract and retain skilled and experienced personnel.

As of the date of this Proxy Statement/Registration Statement, AutoTek has operated previously as a private company, and our management has limited experience in complying with public company reporting and other obligations. Taking steps to comply with these requirements will increase our costs and require additional management resources, and does not ensure that we will be able to satisfy them.

Prior to the transactions described in this Proxy Statement/Registration Statement, the operations of AutoTek were conducted as a private company.  Upon the closing of the Asset Purchase Transaction, assuming we receive the required shareholder approval, we will continue operating as a public company.  As a newly public company, we will be required to comply with applicable provisions of the Sarbanes-Oxley Act of 2002, as well as other federal securities laws, and rules and regulations promulgated by the SEC and the various exchanges and trading facilities where our common stock may trade, which will result in significant initial and continuing legal, accounting, administrative and other costs and expenses. These rules and requirements impose certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest, and  codes of conduct, depending on where our shares trade. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all applicable requirements.

As we review our internal controls and procedures, we may determine that they are ineffective or have material weaknesses, which could impact the market’s acceptance of our filings and financial statements.

As of the date of this Proxy Statement/Registration Statement, we have never conducted a review of our internal control over financial reporting for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we are required to file in a timely manner accurate quarterly and annual reports with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.  Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the market or trading facility where our shares may trade, or other adverse consequences that would materially harm our business.

Because Alpine 4 has shown a net loss since inception, ownership of the Alpine 4 shares through participation in the Share Exchange is highly risky and could result in a complete loss of the value of your investment in AutoTek if Alpine 4 is unsuccessful in its business plans.

Based upon current plans, Alpine 4 expects to incur operating losses in future periods as it incurs significant expenses associated with the growth of its business.  Further, there is no guarantee that it will be successful in realizing future revenues or in achieving or sustaining positive cash flow at any time in the future.  Any such failure could result in the possible closure of its business or force Alpine 4 to seek additional capital through loans or additional sales of its equity securities to continue business operations, which would dilute the value of any shares you purchase in this offering.

Growth and development of operations will depend on the acceptance of Alpine 4’s proposed business.  If Alpine 4’s products are not deemed desirable and suitable for purchase and it cannot establish a customer base, it may not be able to generate future revenues, which would result in a failure of the business and a loss of the value of your investment in AutoTek.

The acceptance of Alpine 4’s automotive products, and specifically the LotWatch and ServiceWatch products to be purchased from AutoTek, is critically important to our success. Alpine 4 cannot be certain that the services that it will be offering will be appealing and as a result there may not be any demand for these products and its sales could be limited and it may never realize any revenues. In addition, there are no assurances that if we alter or change the products we offers in the future that the demand for these new products will develop and this could adversely affect our business and any possible revenues.

If demand for the products Alpine 4 plans to offer slows, then its business would be materially affected, which could result in the loss of your entire investment in AutoTek if you participate in the Share Exchange and receive shares of Alpine 4’s common stock.

Demand for products which we intend to sell depends on many factors, including:

•	the number of customers Alpine 4 is able to attract and retain over time;

•	the economy, and in periods of rapidly declining economic conditions, customers may defer purchases of new vehicles, which will impact the sales and deployment of products such as ours;

•	the competitive environment in the automotive aftermarket product market may force us to reduce prices below our desired pricing level or increase promotional spending; and

•	the ability to anticipate changes in consumer preferences and to meet customers’ needs in a timely cost effective manner.

For the long term, demand for the products we plan to offer may be affected by:

•	the ability to establish, maintain and eventually grow market share in a competitive environment.

•
delivery of its information globally, geopolitical changes, changes in liquor regulations, currency fluctuations, natural disasters, pandemics and other factors beyond our control may increase the cost of items it purchases, create communication issues or render product delivery difficult which could have a material adverse effect on its sales and profitability.

All of these factors could result in immediate and longer term declines in the demand for the products we plan to offer, which could adversely affect our sales, cash flows and overall financial condition.  An investor who participates in the Share Exchange could lose his or her entire investment in AutoTek as a result.

Alpine 4 has limited management resources, and will be dependent on key executives.  The loss of the services of the current officers and directors could severely impact Alpine 4’s business operations and future development, which could result in a loss of revenues and adversely impact the ability to ever sell any Exchange Shares received through participation in the Share Exchange.

Alpine 4 is relying on a small number of key individuals to implement its business and operations and, in particular, the professional expertise and services of Kent B. Wilson, our Chief Executive Officer, Chief Financial Officer, and Secretary, and Richard Battaglini, our President and Chairman of the Board of Directors. Accordingly, Alpine 4 may not have sufficient managerial resources to successfully manage the increased business activity envisioned by its business strategy.  In addition, Alpine 4's future success depends in large part on the continued service of Mr. Battaglini and Mr. Wilson.  If either of these persons chooses not to serve as officers or if they are unable to perform their duties, this could have an adverse effect on Company business operations, financial condition and operating results if we are unable to replace them with other individuals qualified to develop and market our business.  The loss of their services could result in a loss of revenues, which could result in a reduction of the value of any Exchange Shares you receive through participation in the Share Exchange, as well as the complete loss of your investment in AutoTek.

Competition that Alpine 4 faces is varied and strong.
Alpine 4’s products and industry as a whole are subject to extreme competition.  There is no guarantee that we can sustain our market position or expand our business.  We anticipate that the intensity of competition in the future will increase.

We compete with a number of entities in providing products to our customers.  Such competitor entities include a variety of large nationwide corporations, including but not limited to public entities and companies that have established loyal customer bases over several decades.

Many of our current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and name recognition than we have.  As a result, these competitors may have greater credibility with both existing and potential customers.  They also may be able to offer more competitive products and services and more aggressively promote and sell their products.  Our competitors may also be able to support more aggressive pricing than we will be able to, which could adversely affect sales, cause us to decrease our prices to remain competitive, or otherwise reduce the overall gross profit earned on our products.

Additionally, our third party providers themselves are subject to the intensely competitive market.  We rely on such providers for underlying services and products that enable and/or facilitate the creation of our products.  Competition may affect our suppliers’ ability to innovate and to continue existing product and service offerings, which could result in the loss of the value of your entire investment in AutoTek if you participate in the Share Exchange.

Our success in business and operations will depend on general economic conditions.

The success of Alpine 4 depends, to a large extent, on certain economic factors that are beyond its control.  Factors such as general economic conditions, levels of unemployment, interest rates, tax rates at all levels of government, competition and other factors beyond Alpine 4’s control may have an adverse effect on Alpine 4’s ability to sell its products and to collect sums due and owing to it.

Changes in consumer preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our products and our ability to organically develop new brands or acquire the licensing or distribution rights to existing brands that appeal to consumers.  Shifts in consumer preferences away from our products, our inability to develop new products that appeal to consumers, or changes in our product mix that eliminate items popular with some consumers could harm our business.  Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income.  Accordingly, we may experience declines in revenue during economic downturns or during periods of uncertainty.  Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Alpine 4 may not be able to successfully implement its business strategy, which could adversely affect its business, financial condition, results of operations and cash flows.  If Alpine 4 cannot successfully implement its business strategy, it could result in the loss of the value of your investment if you participate in the Share Exchange.

Successful implementation of our business strategy depends on factors specific to the automotive and specifically the dealership repair service industries, and the state of the financial industry and numerous other factors that may be beyond our control.  Adverse changes in the following factors could undermine our business strategy and have a material adverse effect on our business, our financial condition, and results of operations and cash flow:

•	The competitive environment in the automotive repair service industry that may force us to reduce prices below the optimal pricing level or increase promotional spending;

•	Our ability to anticipate changes in consumer preferences and to meet customers’ needs for our products in a timely cost effective manner; and

•	Our ability to establish, maintain and eventually grow market share in a competitive environment.

Alpine 4 management anticipates that the Company will depend on a limited number of suppliers, and any issues with cost and availability of raw materials could have a material adverse impact on the Company

In the construction of the devices necessary to install the LotWatch and ServiceWatch products, Alpine 4 has initially relied and intends to continue to rely upon a limited number of suppliers for raw materials used to make and package Alpine 4’s devices.  Alpine 4’s success will depend in part upon our ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets our requirements.  The price and availability of these materials are subject to market conditions.  Increases in the price of our products due to the increase in the cost of raw materials could have a negative effect on our business.

While Alpine 4 management believes that its relations with its suppliers are good, there can be no assurance that these suppliers will be able or willing to supply Alpine 4 with materials at the current pricing levels, or at all, or that we will be successful in engaging alternative suppliers on commercially reasonable terms which meet the quality or pricing levels currently experienced by Alpine 4.  As a result, should Alpine 4’s costs increase and if those increases are unable to be passed on to its customers, our business, financial condition, and results of operations and cash flows may be materially adversely impacted, which could result in the loss of your entire investment.

Our revenue growth rate depends primarily on our ability to satisfy relevant channels and end-customer demands, identify suppliers of our necessary ingredients and to coordinate those suppliers, all subject to many unpredictable factors.

We may not be able to identify and maintain the necessary relationships with suppliers of product and services as planned.  Delays or failures in deliveries could materially and adversely affect our growth strategy and expected results.  As we supply more customers, our rate of expansion relative to the size of such customer base will decline. In addition, one of our biggest challenges is securing an adequate supply of suitable product.  Competition for product is intense, and commodities costs subject to price volatility.

Our ability to execute our business plan also depends on other factors, including:

•	there is no guarantee that we will enter into definitive agreements with distributors and on acceptable terms;

•	hiring and training qualified personnel in local markets;
•	managing marketing and development costs at affordable levels;

•	cost and availability of labor;
•	the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards; and

•	securing required governmental approvals in a timely manner when necessary.

Risks Related to Our Common Stock and the Share Exchange

The total number of shares of Alpine 4 common stock issuable in connection with the Share Exchange is unknown as of the date of this Proxy Statement/Registration Statement, and as such, the percentage ownership of AutoTek stockholders who participate in the Share Exchange is unknown and subject to change as more AutoTek stockholders participate in the Share Exchange.

Alpine 4 will offer the Share Exchange to AutoTek stockholders for forty-five (45) days from the date on which this Proxy Statement/Registration Statement is mailed to the AutoTek stockholders (the “Exchange Period”).  However, Alpine 4 management does not know how many AutoTek stockholders will participate in the Share Exchange, or how many shares of AutoTek common stock will be tendered or how many shares of Alpine 4 common stock will need to be issued.  As such, there can be no way of knowing the ownership percentage of Alpine 4 of any AutoTek stockholder who elects to participate in the Share Exchange, and those ownership percentages are subject to change throughout the Exchange Period.

AutoTek stockholders who participate in the Share Exchange, and others who choose to purchase shares of Alpine 4 common stock if and when offered, may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.  The AutoTek stockholders who receive shares of our common stock in connection with the Share Exchange, and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be additional significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having our shares available for trading on the OTC Bulletin Board or the OTC Markets, investors should consider any secondary market for our securities to be a limited one.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a publicly reporting company that is providing current public information meeting the requirements of Rule 144, including affiliates, must hold their shares for a period of at least six months.  Because Alpine 4 was previously a “shell company” as defined in the rules of the SEC, Rule 144 is unavailable until one year from the date on which Alpine 4 filed “Form 10 information” with the SEC, which is contained in this Proxy Statement/Registration Statement.  Additionally, affiliates of Alpine 4 may not sell more than one percent of the total issued and outstanding shares in any 90-day period and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144 once a market has developed for our common stock, the then-prevailing market prices for our common stock may be reduced.

We may, in the future, issue additional securities, which would reduce our stockholders’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorize us to issue 500,000,000 shares of common stock. As of the date of this Proxy Statement/Registration Statement, we had 84,200,000 shares of common stock outstanding. Accordingly, we may issue up to an additional 415,800,000 shares of common stock.  If all of the AutoTek stockholders participate in the Share Exchange, we will issue an additional 150,000,000, for an aggregate of 234,200,000 shares outstanding, and we could issue up to an additional 265,800,000 shares of common stock.  The future issuance of additional shares of common stock may result in additional dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.  Additionally, our board of directors may designate the rights terms and preferences of one or more series of preferred stock at its discretion including conversion and voting preferences without prior notice to our stockholders.  Any of these events could have a dilutive effect on the ownership of our shareholders, and the value of shares owned.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest in Alpine 4 will be diluted.

Raising additional capital may restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations, and strategic and licensing arrangements.  To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, the terms of any such securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder.  Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.  If we raise additional funds through collaboration, strategic partnerships and licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams or grant licenses on terms that are not favorable to us.

Market volatility may affect our stock price and the value of your shares.

Once a market for our common stock is established, the market price for our common stock is likely to be volatile, in part because our common stock has not been previously traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	announcements of new products, brands, commercial relationships, acquisitions or other events by us or our competitors;

•	regulatory or legal developments in the United States and other countries;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our quarterly operating results;

•	changes in our financial guidance or securities analysts' estimates of our financial performance;

•	changes in accounting principles;

•	our ability to raise additional capital and the terms on which we can raise it;

•	sales of large blocks of our common stock, including sales by our executive officers, directors and significant stockholders;

•	additions or departures of key personnel;

•	discussion of us or our stock price by the press and by online investor communities; and

•	other risks and uncertainties described in these risk factors.

An active public market for our common stock may not develop or be sustained after the Share Exchange. We will work to negotiate and determine the initial public sale price with our market makers, but this price may not be indicative of prices that will prevail in the trading market.  As a result, AutoTek stockholders who participate in the Share Exchange may not be able to sell their shares of common stock at a price that is attractive to them, or at all.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts cover our company, the trading price and volume of our stock would likely be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Future sales of our common stock may cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.

We will be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Alpine 4’s executive officers do not have experience being an officer of a public company.   It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley.  We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board or the OTC Markets, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this offering, which could result in the loss of your investment.

There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus.  We plan to contact a market maker immediately following the effectiveness of this Registration Statement to file an application to have our shares quoted on the OTC Electronic Bulletin Board (OTCBB) or the OTC Markets.  However, there is no guarantee that a trading market will ever develop.  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities.  The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. Alpine 4 cannot guarantee that our application will be accepted or approved or that its stock will be quoted for sale.  As of the date of this filing, there have been no discussions or understandings between Alpine 4 or anyone acting on its behalf with any market maker regarding participation in a future trading market for its securities.  If no market is ever developed for our common stock, it will be difficult or impossible for you to sell any shares you purchase in this offering.  In such case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In addition, if Alpine 4 fails to have its common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

Alpine 4 may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.

Although Alpine 4 presently has no intention to do so without stockholder approval, which may be obtained solely through the votes of its management and board of directors, the Board may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.  Any such provision may be deemed to have a potential anti-takeover effect, and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of Alpine 4.  The Board of Directors also may declare a dividend on any outstanding shares of Preferred Stock.  All outstanding shares of Preferred Stock are fully paid and non-assessable.

We may never pay dividends to shareholders, which could reduce the monetary gain you may realize on your investment.

We have not declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.  If Alpine 4 does not pay dividends, Alpine 4’s common stock may be less valuable because a return on an investor’s investment will only occur if Alpine 4’s stock price appreciates.

Although we expect to apply for quotation on the OTC bulletin board (OTCBB) or the OTC Markets, we may not be approved, and even if approved, we may not be approved for trading on the OTCBB or the OTC Markets; therefore AutoTek shareholders who participate in the Share Exchange may not have a market to sell their Alpine 4 shares, either in the near term or in the long term, or both.

There is presently no demand for our common stock and no public market exists for the Exchange Shares. We plan to contact a market maker immediately following this proxy statement/registration statement’s being declared effective and apply to have the shares quoted on the Over-the-Counter Bulletin Board ("OTCBB") or the OTC Markets. The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 to 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. If our application is rejected, our stock may then be traded on the "Pink Sheets," and the market for resale of our shares would decrease dramatically, if not be eliminated. As of the date of this filing, there have been no discussions or understandings between Alpine 4 and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

THE ASSET PURCHASE AND SHARE EXCHANGE TRANSACTION

Parties to the Asset Purchase Transaction and the Share Exchange

AutoTek Incorporated

AutoTek, Incorporated, an Arizona corporation, was organized in March 2013 as an automotive research and manufacturing company that specializes in technology intellectual property and related vehicle research.  As of the date of this Proxy Statement/Registration Statement, AutoTek was the owner of technology, including software code, relating to two products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

Richard Battaglini, the founder and an officer and director of AutoTek, has spent a total of 15 years working in the areas of Automotive Dealership Sales and Management. He has extensive experience as an Automotive Aftermarket Parts innovator and supplier. He began his automotive sales career by serving as a salesperson in Albuquerque, NM for Group 1 Automotive, a publicly traded conglomerate. After spending 3 years and winning several awards, Mr. Battaglini moved to a private dealership group to pursue an advancement into finance and insurance where he was responsible for securing financing for customers and funding from banks for the group. He then made the natural progression into Dealership Management where he was responsible for scheduling and managing a sales team consisting of more than 35 sales people. In this role he was responsible for Inventory Management and the Customer Retention Program Development. He has held every position on the variable side of a dealership, except for General Manager.

In 2005, Mr. Battaglini left the retail side of the automotive industry and pursued a new strategy. It was then that he invented a safety product for cars that is currently being sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus.  It has been proven by the NHTSA that when consumers have this installed in their vehicle, it reduced their chances of being involved in a rear-end collision by over 40%. This product was sold to the automotive dealership market as an aftermarket product to be front loaded on the new and used cars. With Mr. Battaglini's direction, this product is available in hundreds of dealerships nationwide and in 2012, it was voted one of the top 30 Automotive Technology products in the US by Automotive News and Autobytel.

Selling his interest in this venture in late 2012 allowed Mr. Battaglini the opportunity to pursue another venture: development of the software that would eventually be integrated into hardware resulting in LotWatch and ServiceWatch, products having a focus on Dealership Inventory Management and Real-time Customer Service Retention.

As of the date of this Proxy Statement/Registration Statement, AutoTek has not generated revenues from operations, and has been engaged in research and development related to the LotWatch and ServiceWatch products, as well as the brake-related products.

As of October 1, 2014, AutoTek commenced efforts to commercialize its automotive products, including one related to a rear-end collision avoidance system called BrakeSafe.  This product installs directly in the vehicle, and transforms a vehicle’s top-mounted third brake light into a collision avoidance system.  Equipped with a patented Pulsing Technology, the system’s electronic circuitry unit causes the third brake light to quickly pulse four times before fully engaging, alerting drivers behind the vehicle of an upcoming stop.  The product can be installed in about five minutes, which makes it a product with which dealers can preload the dealership’s new and pre-owned inventory.

Assuming that the Asset Purchase Transaction is approved by the shareholders of AutoTek, AutoTek will sell the LotWatch and ServiceWatch source code to Alpine 4.  AutoTek management plans to continue its operations, focusing on the BrakeSafe and other automobile brake light products developed by Mr. Battaglini.  In connection with the Share Exchange, whereby AutoTek shareholders may exchange their shares of AutoTek common stock for shares of Alpine 4 common stock, following the closing of the Share Exchange, Alpine 4 will own and hold the shares of AutoTek common stock, and as such, AutoTek will become a subsidiary of Alpine 4.  Until the closing of the Exchange Period, there is no way to determine the percentage ownership of AutoTek that will be held by Alpine 4.

Alpine 4 management has indicated that it has no plans to merge with or roll up AutoTek, and management of both companies intend that AutoTek will continue to operate as a separate entity, focusing on the automobile brake business, while Alpine 4 focuses on the LotWatch and ServiceWatch products, as well as other opportunities.  AutoTek will maintain its sales and clerical employees, and the two companies will seek to operate out of separate facilities.  It is anticipated that Messrs. Battaglinig, Edwards, and Winters will remain directors of AutoTek, and that Mr. Battaglini will remain the President of AutoTek, at least for the forseeable future.

Alpine 4 Automotive Technologies, Ltd.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

There are statements in this Report that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Report carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Report are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Report will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We expressly disclaim any obligation to update or revise any forward-looking statements.

Overview and Highlights

Company Background

Alpine 4 Automotive Technologies, Ltd., was incorporated in the State of Delaware on April 22, 2014 as ALPINE 4 Inc. Since inception, the Company has been in the developmental stage and has conducted virtually no business operations. The Company owns no real estate or personal property. The Company was formed as a vehicle to pursue a business combination. The business purpose of the Company is to seek the acquisition of or merger with an existing company.  The Company selected December 31 as its fiscal year end.

On June 24, 2014, the Company appointed Mr. Richard Battaglini as Chairman and President and Mr. Kent B. Wilson as Chief Executive Officer and Chief Financial Officer.

On June 27, 2014, the Board of Director and majority stockholder of the Company approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company from ALPINE 4 Inc. to Alpine 4 Automotive Technologies Ltd.

Additionally, on June 30, 2014, the Board of Director and majority stockholder of the Company approved a further amendment to the Company’s Certificate of Incorporation to increase the authorized number of common stock from 100,000,000 shares of common stock to 500,000,000 shares of common stock.  On that date, the officers of the Company filed a Certificate of Amendment relating to the increase in authorized capital with the State of Delaware.

Subsequently, on August 5, 2014, the Company entered into a Licensing Agreement (the “License Agreement”) with AutoTek.  Pursuant to the License Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sublicensable) worldwide perpetual license of the LotWatch and ServiceWatch Products, to make, use, iport, lease, and sell products incorporating the LotWatch and ServiceWatch products (the “Licensed Products”).  The Company is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the License Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or all or substantially all of AutoTek’s assets and intellectual property rights, or (B) the first annual anniversary of the effective date.  (In the Asset Purchase and Share Exchange Agreement, Alpine 4 and AutoTek agreed that the License Agreement would be terminated on closing of the Asset Purchase Transaction.)

As of the date of this Report, the Company had not engaged in any business activities that provide cash flow, although management anticipates that the Agreement likely will result in revenues to the Company in the fourth quarter of 2014.
The intended purpose of the Company is to acquire the Source Code from AutoTek and other potential businesses and deploy those assets to the Company’s customer base which consists of automotive dealerships in the United States.  AutoTek has developed software source code and licensed it to Alpine 4, and Alpine 4 has used that source code to design, develop and market telematics devices and software for the Automotive Industry.  A portfolio of consumer and professional software applications, called LotWatch and ServiceWatch will be deployed to Alpine 4’s customer base.  Further, these products will be sold in the United States from new car automotive dealership stores. Alpine 4’s Chairman and President is an executive officer and former majority shareholder of AutoTek.  The Company recently entered into a Licensing Agreement (discussed above) with AutoTek.

Business Strategy

The Company is committed to bringing the best user experience to its customers through its innovative telematics hardware, software and services. The Company’s business strategy is to leverage its unique ability to design and develop its own user interface operating systems, and third party hardware and services to provide its customers new products and solutions with superior ease-of-use, seamless integration, and innovative design. The Company believes continual investment in research and development, marketing and advertising is critical to the development and sale of innovative products and technologies. As part of its strategy, following the planned acquisition of certain assets of AutoTek, the Company plans to continue to expand its platform for the discovery and delivery of automotive related businesses, services and products. The Company believes a high-quality buying experience with knowledgeable salespersons who can convey the value of the Company’s products and services greatly enhances its ability to attract and retain customers. Therefore, the Company’s strategy also includes enhancing and expanding its own automotive dealership distribution network to effectively reach more customers and provide them with a high-quality sales and post-sales support experience.

Developed Products

LotWatch – Integrated Inventory Management System

LotWatch™ is a product that was designed and developed by Alpine 4 in the United States. By using information gathered from the OBD (On Board Diagnostics) port in almost any newer vehicle, and by utilizing both GPS technology and cellular based service, the LotWatch™ module gives car dealerships vehicle-specific, real-time, accurate information about your fleet of new vehicles. This information can be easily accessed and viewed on Alpine 4’s user-friendly interface anywhere the dealership has internet access. LotWatch™ uses wireless data transmission technology.

LotWatch™ provides better inventory management by:

-	Knowing when a vehicle has left a specific geo-fence that a dealership can establish in Alpine 4’s proprietary system. With this product, dealership management can know the location of its inventory.

-
Knowing how many days any vehicle has been in the dealership’s new car inventory. The dealership’s sales team will know where the oldest vehicle on the lot is, resulting in a substantial savings in flooring fees.

-
Eliminating lost sales because the dealership team did not know a vehicle’s battery needed to be charged or the vehicle refueled before the customer did.  The LotWatch provides information about the vehicle’s status, including battery charge, fuel status, and the last time it was driven.

-	Keeping the dealership informed of customer and employee driving habits when a new vehicle leaves the lot.

-	Recording events specific to each of the dealership’s vehicles. Dealership management will know when and how many times any new vehicle on its lot has been driven!

-	Generating customized reports on a pre-determined basis. Dealership management can determine the scope and frequency of reports generated by the system.

As of the date of this Proxy Statement/Registration Statement, Alpine 4 had agreements with four dealerships, Alpine 4 has concluded installations at four automobile dealerships in Arizona, California, and Indiana.

ServiceWatch – Personalized Assistance and Diagnostic Solution

ServiceWatch is a product that uses information gathered from the OBD (On Board Diagnostics) port in almost any newer vehicle, and utilizes GPS technology and cellular based services.  The ServiceWatch module provides personalized assistance and diagnostic solutions to both the vehicle owner and the dealership that sold the vehicle. ServiceWatch is also designed to transmit information to a dealership’s service department to help improve customer service levels.

The benefits of ServiceWatch include:

-
Vehicle Awareness: real-time notifications of check-engine diagnostics and vehicle maintenance are sent to the owner of the vehicle and the selling dealership service department via text message or email.

-
Nationwide Service Support: the mobile application provides location-specific services, which can help refer a vehicle owner to the nearest dealership and recommend driving distances, based on diagnostics from the check-engine light and information obtained from the vehicle’s on board computer.

-	Convenient Access: the mobile app and a proprietary web-based interface provide vehicle owners with 24-hour convenient and easy access to vehicle information or location.

-
Lost or Stolen Vehicle Support: the embedded GPS feature enables the vehicle owner to assist local police departments with locating a lost or stolen vehicle through Alpine 4’s toll-free customer service line.

-
Personal Assistance: ServiceWatch includes Personal Assistance as an additional benefit.  Services include directory assistance, driving directions, and dining suggestions and reservations are examples of features that are available. Typical arrangements include a three-year contract for the vehicle owner which can be renewed directly with Alpine 4 if the owner desires.

-
Usage Visibility: this feature permits parents to effectively manage the safety of younger drivers by utilizing GPS services online or via the mobile app. The ability to obtain new driver habits, top speeds, panic stops, quick accelerations, curfew notifications and geo-fence guidelines are examples of the features available in ServiceWatch.

As of the date of this Proxy Statement/Registration Statement, Alpine 4 had concluded installations at four automobile dealerships in Arizona, California, and Indiana for the LotWatch and ServiceWatch products.

Alpine 4 personnel provide training in the installation of the devices, creation of the customized user interface, and use of the inventory management system.  Additionally, personnel introduce and explain the details of the products to a dealership’s sales staff, train the finance managers on the benefits of ServiceWatch and the registration process, and provide other training and support as agreed upon with the dealership.

Business Seasonality and Product Introductions

Following the planned acquisition of the AutoTek source code assets, the Company expects to experience higher net sales in its first and third quarters compared to other quarters in its fiscal year due in part to seasonal holiday demand and the automotive industry model year end that typically concludes in the third quarter of each year. Additionally, new automotive models introductions can significantly impact our products ability to communicate properly and therefore product costs and operating expenses may rise. Product introductions can also impact the Company’s net sales to its indirect distribution channels as these channels are filled with new product inventory following a product introduction, and often, channel inventory of a particular product declines as the next related major product launch approaches. Net sales can also be affected when consumers and dealerships anticipate a vehicle introduction.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company has not entered into any transactions with unconsolidated entities whereby the Company has financial guarantees, subordinated retained interests, derivative instruments, or other contingent arrangements that expose the Company to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the Company.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions, and estimates that affect the amounts reported in its condensed consolidated financial statements and accompanying notes. Note 2, “Summary of Significant Accounting Policies” of  the Company's quarterly financial statements describes the significant accounting policies and methods used in the preparation of the Company’s condensed consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition, valuation and impairment of marketable securities, inventory valuation and valuation of manufacturing-related assets and estimated purchase commitment cancellation fees, warranty costs, income taxes, and legal and other contingencies. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters.

Going Concern

The Company's financial statements, incorporated herein by reference, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and had accumulated a deficit of $3,169 as of June 30, 2014.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

In order to mitigate the risk related with this uncertainty, the Company plans to issue additional shares of common stock for cash and services during the next 12 months.

Recent Developments

New Management

On June 24, 2014, the sole officer and director of the Company, Richard Chiang, entered into a Share Purchase Agreement (the “SPA”) pursuant to which he sold an aggregate of 10,000,000 shares of the Company’s common stock to Richard Battaglini at an aggregate purchase price of $40,000. These shares represented 100% of the Company’s issued and outstanding common stock.

Also on June 24, 2014, before the closing of the SPA, Richard Chiang elected Richard Battaglini as a Director of the Company and as Chairman of the Company’s Board of Directors. Immediately following the election of Mr. Battaglini to the Company’s Board of Directors, Mr. Battaglini, acting as the sole Director of the Company, accepted the resignation of Richard Chiang as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors. Mr. Chiang’s resignation was in connection with the consummation of the SPA between Mr. Chiang and Mr. Battaglini and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

 Following Mr. Chiang’s resignation, and effective as of the same date, to fill the vacancies created by Richard Chiang’s resignations, the Board of Directors appointed Mr. Battaglini as Chairman of the Board of Directors and President. Further, the Board of Directors also appointed Kent B. Wilson as Chief Executive Officer, Chief Financial Officer and Secretary.

Biographical Information for Richard Battaglini

Mr. Battaglini has spent a total of 15 years working in the areas of Automotive Dealership Sales and Management. He has extensive experience as an Automotive Aftermarket Parts innovator and supplier. He began his automotive sales career by serving as a salesperson in Albuquerque, New Mexico, for Group 1 Automotive, a publicly traded conglomerate. After three years, Mr. Battaglini moved to a private dealership group to pursue an advancement into finance and insurance where he was responsible for securing financing for customers and funding from banks for the group. He then transitioned into dealership management where he was responsible for scheduling and managing a sales team consisting of more than 35 sales people. In this role he was responsible for inventory management and the customer retention program development. He has held every position on the variable side of a dealership, except for General Manager.

In 2005, Mr. Battaglini left the retail side of the automotive industry and invented a safety product for cars that is currently being sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus.  It has been proven by the NHTSA that when consumers have this installed in their vehicle, it reduced their chances of being involved in a rear-end collision by over 40%. This product was sold to the automotive dealership market as an aftermarket product to be front loaded on the new and used cars. With Mr. Battaglini's direction, this product is available in hundreds of dealerships nationwide and in 2012, it was voted one of the top 30 Automotive Technology products in the US by Automotive News and Autobytel.

Selling his interest in this venture in late 2012 allowed Mr. Battaglini the opportunity to pursue another venture: development of the software that would eventually be integrated into hardware resulting in LotWatch and ServiceWatch, products having a focus on Dealership Inventory Management and Real-time Customer Service Retention.

Biographical Information for Kent B. Wilson

Mr. Wilson serves as the Chief Executive Officer, Chief Financial Officer, and Secretary for the Company. Previously, he has raised approximately two million dollars via seed capital and private placement funds to start Crystal Technology Holdings, Ltd./NextSure, LLC.   This company successfully designed, built, and brought two products to market, including an internet-based insurance rating engine that allowed prospective buyers to rate and buy their auto insurance online via a virtual insurance agent.  Since 2002 Mr. Wilson has been actively involved with all facets of corporate financial and operational planning and has held the title of CFO and CEO for several different companies.    Mr. Wilson has also consulted for various finance departments of publicly traded companies such as JDA Software and Switch & Data, Inc. to help them identify and develop best SOX and GAAP practices and procedures. In 2011, Mr. Wilson took over as CFO of United Petroleum Company and helped guide them from a small startup with less than $1 million in revenue to a company with $20 million in revenue and a growth path for 2013 and 2014.Mr. Wilson holds a BA degree in Management and holds an MBA from Northcentral University.

On August 21, 2014, Mr. Wilson formed a corporation, WBK 1 Inc., a Delaware corporation.  On September 17, 2014, WBK 1 Inc. filed a Form 10 with the U.S. Securities and Exchange Commisison.  WBK 1 Inc. is a “shell company” as defined in the rules of the SEC.  Mr. Wilson has been the Chief Executive Officer, Secretary, Treasurer and Director of WBK 1 Inc. since its inception on August 21, 2014.  There is no relationship between Alpine 4, AutoTek, and WBK 1 Inc.

New Directors

On July 15, 2014, the majority stockholder of the Company elected Charlie Winters, Kent B. Wilson, and Scott Edwards to serve as members of the Company’s Board of Directors, effective immediately.

Biographical Information for Charlie Winters

Mr. Winters is an automotive executive with over 10 years of automotive dealership experience.  He is also a principal in several automotive dealerships and repair shops throughout the southwest.  Mr. Winters holds a Bachelor’s Degree in Economics from Auburn University.

Biographical Information for Scott Edwards

Mr. Edwards is automotive sales and marketing executive with over 19 years of experience in the automotive industry.  He currently represents a large national automotive franchise distributorship and has extensive knowledge of the inner workings of the retail and wholesale automotive market.

Employment Agreements

On July 16, 2014, the Company entered into an employment agreement (the “Battaglini Agreement”) with the Company’s Chairman and President, Richard Battaglini.  The Battaglini Agreement provides, in part:

-	The term of Mr. Battaglini’s employment began on July 16, 2014 and automatically renews at the end of each year, unless Mr. Battaglini’s employment with the Company is terminated.

-
Mr. Battaglini’s base salary during the initial 60 days of employment shall be $150,000 per year. Thereafter, his annual salary will be $300,000 per year. Compensation shall be payable twice per month and the Company is entitled to deduct any applicable deductions and remittances as required by law. He is also to be provided an annual increase of 10% in base salary automatically applied at the beginning of each year. Upon the event that the Company’s stock price trades above $3.00 per share, the Company will pay Mr. Battaglini a $250,000 performance bonus. Additionally, the Company issued to Mr. Battaglini, 123,200,000 restricted common shares of stock.  (As discussed more fully below. Mr. Battaglini agreed to cancel 78,000,000 of these shares on October 23, 2014.)

-	Mr. Battaglini is entitled to a company vehicle or a $1,500 per month car allowance.

-	Mr. Battaglini is required to devote full time efforts to the Company pursuant to the Battaglini Agreement.

Additionally, on July 16, 2014, the Company entered into an employment agreement with Kent B. Wilson (the “Wilson Agreement”), the Company’s Chief Executive Officer, and Chief Financial Officer.  The Wilson Agreement provides, in part:

-	The term of Mr. Wilson’s employment began on July 16, 2014 and automatically renews at the end of each year, unless Mr. Wilson’s employment with the Company is terminated.

-	Mr. Wilson’s principal duties, as Chief Executive Officer, include:

	o	Monitor the overall performance of Alpine 4 Automotive Technologies, Ltd.;

o
Meet with management reporting to this position on a regular basis to establish goals, objective and long-range plans for:  Profit, Revenue, Expense, Capital, Sales & Marketing, and Business Development;

	o	Provide budgetary guidelines;

	o	Establish or approve all corporate policies, including: Operations Policy, Fiscal Policy, Sales and Marketing Policy, Compensation and Benefit Policy, Personnel Policy;

	o	Meet with Chief Financial Officer/Controller to monitor the overall financial condition of Alpine 4 Automotive Technologies, Ltd.;

	o	Establish and execute plans for purchase and/or replacement of equipment and facilities to ensure continued growth; and

	o	Ensure that adequate working capital is available to operate the business.

-	Mr. Wilson’s principal duties as Chief Financial officer, include:

	o	Work with the CEO and the Board of Directors (BOD) in the financial management and planning of Alpine 4 Automotive Technologies, Ltd.;

	o	Plan: Plan daily activities that accomplish correct completion of duties of financial reporting staff schedule to sufficiently maintain high levels of work processing and accuracy;

	o	Direct: Develop Assigned Task Lists (ATL) and supervise the completion of duties of the financial reporting staff to assure the accomplishment of departmental goals and objectives;

	o	Control: Performance is controlled through the Cash Flow, Executive Summary and Monthly Budget Variance Report and evaluating pertinent financial information and take action to correct variances; and

o
Take any reasonable action necessary to carry out the responsibilities of the position, while it is consistent with 1) established company policy, 2) sound business judgment and 3) the achievement of profit.

-
Mr. Wilson’s base salary during the initial 60 days of employment shall be $120,000 per year. Thereafter, his annual salary will be $300,000 per year. Compensation shall be payable twice per month and the Company is entitled to deduct any applicable deductions and remittances as required by law. He is also to be provided an annual increase of 5% in base salary automatically applied at the beginning of each year. Upon the event that the Company’s stock price trades above $3.00 per share, the Company will pay Mr. Wilson a $250,000 performance bonus. Additionally, the Company will issue to Mr. Wilson, 27,000,000 restricted common shares of stock.

-	Mr. Wilson shall also be entitled to a company vehicle or a $1,500 per month car allowance.

-	Mr. Wilson is to devote full time efforts to the Company pursuant to the Wilson Agreement.

Name Change; Increase in Authorized Capital

On June 27, 2014, the Board of Director and majority stockholder of the Company approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company from ALPINE 4 Inc. to Alpine 4 Automotive Technologies Ltd. On that date, the officers of the Company filed a Certificate of Amendment relating to the name change with the State of Delaware.

Additionally, on June 30, 2014, the Board of Director and majority stockholder of the Company approved a further amendment to the Company’s Certificate of Incorporation to increase the authorized number of common stock from 100,000,000 shares of common stock to 500,000,000 shares of common stock.  On that date, the officers of the Company filed a Certificate of Amendment relating to the increase in authorized capital with the State of Delaware.

Licensing Agreement with AutoTek

On August 5, 2014, Alpine 4 entered into a Licensing Agreement (the “Agreement”) with AutoTek with respect to the LotWatch and ServiceWatch products. Collectively, LotWatch and ServiceWatch are the “Licensed Technology.”  Pursuant to the Agreement, AutoTek granted to Alpine 4 an exclusive, transferable (including sublicensable) worldwide perpetual license of the Licensed Technology, to make, use, iport, lease, and sell products incorporating the Licensed Technology (the “Licensed Products”).  Alpine 4 is required to pay to AutoTek royalty payments equal to $10 per ServiceWatch device activated using the Licensed Technology.

The term of the Agreement runs from its execution through the earlier of (A) the execution and closing of the definitive purchase agreement by the parties and providing for the acquisition of all of AutoTek’s issued capital stock or all or substantially all of AutoTek’s assets and intellectual property rights, or (B) the first annual anniversary of the effective date.   (In the Asset Purchase and Share Exchange Agreement, Alpine 4 and AutoTek agreed that the License Agreement would be terminated on closing of the Asset Purchase Transaction.)

Installations at Dealerships

Subsequent to the execution of the Agreement, Alpine 4 has contacted numerous automobile dealerships relating to agreements for the installation for and the use of the LotWatch and ServiceWatch products. As of the date of this proxy statement/registration statement, Alpine 4 has concluded installations at four automobile dealerships in Arizona, California, and Indiana.  Alpine 4 management anticipates that these dealership installations should start producing revenues to Alpine 4 as early as the fourth quarter of 2014.

Letter of Intent

On September 19, 2014, Alpine 4 entered into a non-binding letter of intent (the “LOI”) with Pure Mobility International Inc. (“PMII”) relating to the proposed purchase by Alpine 4 of the outstanding shares of stock of PMII.  Pursuant to the LOI, Alpine 4 proposed to purchase 100% of the outstanding shares of PMII for shares of Alpine 4 common stock.  Alpine 4 and PMII reserved the right to restructure the acquisition as an asset purchase transaction rather than a share purchase transaction.

Also pursuant to the LOI, Alpine 4 and PMII anticipate that Alpine 4 will acquire assets of PMII including certain distributor agreements, contracts, accounts receivable, and certain inventory of PMII.  Alpine 4 proposed to issue shares of its restricted common stock with an aggregate value of approximately five million dollars ($5,000,000).  Alpine 4 and PMII further agreed to negotiate a definitive agreement to set forth the material terms of the transaction, following appropriate due diligence.

Cancellation of Shares

On October 23, 2014, Mr. Battaglini agreed to cancel 78,000,000 of the 123,200,000 Alpine 4 shares he received in connection with his employment agreement.  The 78,000,000 shares were returned to the Company and became authorized but unissued shares.  Following the cancellation of these shares, the Company’s issued and outstanding stock went from 162,200,000 to 84,200,000 shares.

MARKET PRICES AND DIVIDEND DATA

Stock Prices

There is no established public trading market for Alpine 4’s common stock, and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resale.  Alpine 4 plans to work with a market maker and other professionals with a view to having Alpine 4’s common stock accepted for trading on the OTC Markets or the OTC Bulletin Board following the closing of the Asset Purchase Transaction and the Share Exchange.

Dividends

Alpine 4 has not declared any cash dividends on its common stock since inception and does not anticipate paying such dividends in the foreseeable future. Any decisions as to future payments of dividends will depend on Alpine 4’s earnings and financial position and such other facts, as the Board of Directors deems relevant.

Director Independence

Alpine 4 is not required by any outside organization (such as a stock exchange or trading facility) to have independent directors.

Principal Holders of Voting Securities

The following table sets forth certain information regarding beneficial ownership of Alpine 4 common stock prior to giving effect to the Share Exchange (i) by each person (or group of affiliated persons) who owns beneficially more than five percent of the outstanding shares of common stock, (ii) by each director and executive officer of Alpine 4, and (iii) by all of the directors and executive officers of Alpine 4 as a group.  The table also shows the percentages owned following the issuance in connection with the Share Exchange, assuming 100% participation in the Share Exchange. The percentages are based on the following figures:

-	84,200,000 shares of Alpine 4 outstanding prior to the Share Exchange;

-	25,000,000 shares of AutoTek outstanding prior to the Share Exchange; and

-
0 shares of AutoTek common stock outstanding following the Share Exchange (assumes that all AutoTek stockholders participate fully in the Share Exchange, although there can be no guarantee that any of the AutoTek stockholders or how many will participate in the Share Exchange).

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of beneficial owner (1)	Amount of beneficial ownership prior to Share Exchange		Percentage of Class prior to Share Exchange	Percentage of Class following Share Exchange (2)

Richard Battaglini, Chairman of the Board and President	55,200,000		65.56%	23.57%
Kent B. Wilson, Chief Executive Officer, Chief Financial Officer, Director	27,000,000	(4)	32.07%	11.53%
Scott Edwards, Director	1,000,000		1.19%	0.43%
Charles Winters, Director	1,000,000		1.19%	0.43%
All Officers and Directors As a Group (4 persons) (7)	84,200,000		100.00%	35.95%

(1)	Except as otherwise indicated, the address of the stockholder is: Alpine 4 Automotive Technologies Ltd., 15589 N. 77th Street, Suite B., Scottsdale, AZ 85260.

(2)
The percentages listed in the table are based on 84,200,000 shares of Alpine 4 common stock prior to the Share Exchange, and following a hypothetical exchange of all 25,000,000 shares of AutoTek common stock (constituting 100% of the known outstanding shares of AutoTek common stock) for 150,000,000 shares of Alpine 4 common stock, an aggregate of 234,200,000 shares of Alpine 4 common stock outstanding.  There can be no guarantee as to the total number of shares of AutoTek common stock that will be exchanged in the Share Exchange.

Rationale for the Asset Purchase Transaction

AutoTek’s reasons for the Asset Purchase Transaction

AutoTek’s board of directors believes that the Asset Purchase Transaction will enable the LotWatch and ServiceWatch products to be more broadly available than could occur if they remain held by AutoTek, the private entity.  Prior to AutoTek’s entry into the License Agreement with Alpine 4, AutoTek had commenced but not completed the source code related to LotWatch and ServiceWatch, and had not taken steps to commercialize or monetize the source code.  AutoTek intends to be more of an automobile parts company, focusing on the brake light technology that Mr. Battaglini has developed.  For these reasons, AutoTek entered into the License Agreement with Alpine 4 with respect to the source code.

Additionally, AutoTek’s board of directors believes that Mr. Battaglini’s participation with Alpine 4 in a management role will leverage his years of experience and participation in the automotive industry, enabling Alpine 4 to make connections with automobile dealerships and other end users of the two products.  Moreover, the AutoTek board believes that selling the source code relating to LotWatch and ServiceWatch to a public reporting company which seeks to have its shares traded in the public market will enable Alpine 4 to obtain additional funding for the development and distribution of devices that implement the source code, AutoTek management also anticipates that the AutoTek shareholders who elect to participate in the Share Exchange will have the ability to participate in the public market in Alpine 4’s shares, once that market develops.

AutoTek management negotiated with Alpine 4 management relating to the Share Exchange to provide current AutoTek stockholders the opportunity, but not the requirement, to exchange their shares of AutoTek common stock for shares of Alpine 4 common stock.  As such, AutoTek stockholders who wish to become stockholders of Alpine 4 may do so, and those who choose to remain stockholders of AutoTek may do so as well.

AutoTek’s management anticipates that the two entities will proceed in different directions, with Alpine 4 focusing more on the software and related devices markets, and AutoTek focusing on the physical automobile product markets.  AutoTek management believes that the two markets are different enough that it is in the best interest of AutoTek and its shareholders to sell the source code assets to a separate entity, and to give the AutoTek shareholders the opportunity to choose to participate in either entity.

AutoTek’s Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction

By written resolution dated October 24, 2014, the AutoTek board of directors (i) determined that it is advisable and in the best interest of AutoTek and its shareholders to enter into the Agreement, (ii) recommended that the AutoTek shareholders approve the Agreement and the transactions contemplated thereby, including the Asset Purchase Transaction, (iii)  directed that the Asset Purchase Transaction proposal be submitted to a vote at a meeting of AutoTek shareholders and recommended that AutoTek shareholders vote “FOR” the Asset Purchase Transaction proposal, and (iv)  declared the advisability of the Share Exchange, directed that the Share Exchange proposal be submitted to a vote at a meeting of AutoTek shareholders and recommended that AutoTek shareholders vote “FOR” the Share Exchange proposal.

In evaluating the Agreement and the transactions contemplated thereby, including the Asset Purchase Transaction and the Share Exchange, the AutoTek board of directors consulted with AutoTek’s management, as well as AutoTek’s legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Asset Purchase Transaction and the other transactions contemplated by the Agreement, including the potentially positive factors listed below.

•
Knowledge of AutoTek, Alpine 4, and the automotive industry. The AutoTek board’s knowledge of AutoTek’s business, operations, financial condition, asset quality, earnings and prospects (including certain risks and uncertainties disclosed in AutoTek’s SEC filings), and of Alpine 4’s proposed business, operations, and prospects (including certain risks and uncertainties disclosed in Alpine 4’s SEC filings), taking into account the results of AutoTek’s due diligence review of Alpine 4.

•	Due Diligence. The scope of the due diligence investigation of Alpine 4 conducted by AutoTek’s management and outside advisors, and the results of that investigation.

•	Recommendation by Management. AutoTek’s management’s recommendation in favor of the Asset Purchase Transaction and the Share Exchange proposal.

•
Likelihood of Completion of the Asset Purchase Transaction. The likelihood that the Asset Purchase Transaction will be completed on a timely basis, including the likelihood that the Asset Purchase Transaction-related proposals will receive the required shareholder approval, and the likelihood that all necessary regulatory approvals will be obtained on the anticipated schedule without the imposition of unacceptable conditions.

•
Terms of the Agreement; Commitment of the Parties. The terms of the Agreement and the commitment on the part of both parties to complete the Asset Purchase Transaction pursuant to the terms of the Agreement, including the representations, warranties, obligations and rights of the parties under the Agreement, the conditions to each party’s obligations to complete the Asset Purchase Transaction, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions, and the circumstances in which each party is permitted to terminate the Agreement.

The AutoTek Board also considered and balanced against the potentially positive factors concerning the Asset Purchase Transaction a number of potential risks and other negative factors concerning the Asset Purchase Transaction in connection with its deliberations of the proposed transaction, including the following:

•
Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Asset Purchase Transaction and risks and costs to AutoTek if the closing of the Asset Purchase Transaction is not done in a timely manner, or if the Asset Purchase Transaction does not close at all, including the potential impact on the relationships between AutoTek and its employees and customers. Additionally, there is the possibility that the Asset Purchase Transaction may not be completed, or that completion may be unduly delayed, for reasons beyond the control of AutoTek and/or Alpine 4.

•	Transaction Costs. Substantial costs will be incurred by both AutoTek and Alpine 4 in connection with the Asset Purchase Transaction, including legal fees and financial advisory fees.

•
Diversion of Focus; Integration. There is a risk that Mr. Battaglini’s focus, attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the Asset Purchase Transaction and integration process.

In view of the wide variety of factors considered in connection with its evaluation of the Asset Purchase Transaction and the complexity of these matters, the AutoTek Board did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision. In addition, individual members of the AutoTek Board may have given different weight to different factors.

The AutoTek Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the AutoTek Board conducted an overall review of the factors described above, including discussions with the senior management team and outside legal and financial advisors.

After careful and due consideration, the AutoTek board of directors unanimously concluded that overall, the risks, uncertainties, restrictions and potential negative factors associated with the Asset Purchase Transaction and the Share Exchange were outweighed by the potential benefits to AutoTek and the AutoTek stockholders of the proposed Asset Purchase Transaction and the Share Exchange. As such, the AutoTek board of directors has determined that the Asset Purchase Transaction and the Share Exchange are fair, advisable and in the best interests of AutoTek and you, and unanimously recommends that you approve the Asset Purchase Transaction and adopt and approve the Agreement and the transactions contemplated thereby by voting your shares in favor of the Asset Purchase Transaction, and that you participate in the Share Exchange by completing and returning the Share Exchange Election Form, and indicating that you elect to participate in the Share Exchange.

Alpine 4 Board of Directors’ Recommendations and Its Reasons for the Asset Purchase Transaction

By written resolution dated October 24, 2014, the Alpine 4 Board (i) determined that the Agreement and the transactions contemplated by the Agreement, including the Asset Purchase Transaction, were fair to, advisable and in the best interests of Alpine 4 and its shareholders, (ii) adopted and approved the Agreement, (iii) directed the Agreement to be submitted to Alpine 4’s shareholders entitled to vote on the agreement for approval by them pursuant to the applicable provisions of Delaware law and Alpine 4’s articles of incorporation and bylaws, and (iv) recommended that the Alpine 4 shareholders approve and vote “FOR” the Asset Purchase Transaction proposal and the Share Exchange proposal.

In evaluating the Agreement and the transactions contemplated by the Agreement, including the Asset Purchase Transaction, the Alpine 4 Board consulted with Alpine 4’s management and legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Asset Purchase Transaction and the other transactions contemplated by the Agreement, including the potentially positive factors listed below.

•
Knowledge of Alpine 4, AutoTek and the automotive industry. The Alpine 4 Board’s knowledge of its business, including its financial condition, operations, business plans, management, asset quality, competitive position, challenges and prospects (including certain risks and uncertainties disclosed in Alpine 4’s SEC filings), as well as its financial plan and prospects if Alpine 4 were to continue without the Asset Purchase Transaction, and of AutoTek’s business, including its financial condition, operations, business plans, management, competitive position, challenges and prospects, with the Alpine 4 Board’s knowledge being enhanced by the due diligence investigation of AutoTek conducted by Alpine 4.

•	Strategic Review Process. The Alpine 4 Board’s lengthy strategic review process;

•
 Financial Terms of the Asset Purchase Transaction. The payment of the purchase price in the Asset Purchase Transaction  of a relatively low amount of cash and the issuance, in the Share Exchange of common stock to the AutoTek stockholders.

•
Optimal Strategic Fit. The Alpine 4 Board’s belief that AutoTek’s business and operations offered the best strategic fit to Alpine 4’s planned business and operations, and that, coupled with AutoTek’s business and marketing strategies, the combined assets offered the best short- and long-term synergies and value to Alpine 4’s shareholders.

•
Improved Liquidity. The Alpine 4 Board’s expectation that the Asset Purchase Transaction will result in improved liquidity for Alpine 4 and AutoTek shareholders as a result of the increased equity capitalization and the increased shareholder base of the company. Likelihood of Completion of the Asset Purchase Transaction. The likelihood that the Asset Purchase Transaction will be completed on a timely basis, including the likelihood that the Asset Purchase Transaction-related proposals will receive the required shareholder approval, and the likelihood that all necessary regulatory approvals will be obtained on the anticipated schedule without the imposition of unacceptable conditions.

•
Terms of the Agreement. The terms of the Agreement, including the representations, warranties, obligations and rights of the parties under the Agreement, the conditions to each party’s obligations to complete the Asset Purchase Transaction, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate the Agreement.

The Alpine 4 Board also considered and balanced against the potentially positive factors concerning the Asset Purchase Transaction a number of potential risks and other negative factors concerning the Asset Purchase Transaction in connection with its deliberations of the proposed transaction, including the following:

•
Negative Impacts of Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Asset Purchase Transaction and risks and costs to Alpine 4 if the closing of the Asset Purchase Transaction is not done in a timely manner, or if the Asset Purchase Transaction does not close at all, including the potential impact on the relationships between Alpine 4 and its employees, customers, and other third parties, as well as the potential impact on the trading prices of Alpine 4 common stock. Additionally, there is the possibility that the Asset Purchase Transaction may not be completed, or that completion may be unduly delayed, for reasons beyond the control of AutoTek and/or Alpine 4.

•
Integration Uncertainty. There are challenges inherent in the implementation of acquired assets, including the attendant risks that the anticipated cost savings and synergies and other benefits sought to be obtained from the Asset Purchase Transaction might not be achieved in the time frame contemplated or at all.

•
Transaction Costs. Substantial costs will be incurred by both AutoTek and Alpine 4 in connection with the Asset Purchase Transaction, including legal and financial advisory fees, as well as the costs of integrating the assets of AutoTek into Alpine 4.

The preceding discussion of the factors considered by the Alpine 4 Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Asset Purchase Transaction and the complexity of these matters, the Alpine 4 Board found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, the Alpine 4 Board of directors reached its recommendations and determinations based on its evaluation of the totality of the information presented, considered and analyzed during the process. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

The board of directors of Alpine 4 believes that it is in the best interests of Alpine 4 and its stockholders to enter into the Asset Purchase Transaction and to engage in the Share Exchange for several reasons.  First, Alpine 4’s board of directors believes that paying the purchase price with a combination of cash and shares (offered to the AutoTek stockholders) in connection with the purchase of the LotWatch and ServiceWatch products will enable Alpine 4 to benefit from the use and sales of these products much sooner than it could if Alpine 4 had to pay for the products in cash.  Additionally, Alpine 4 will receive the benefit of an initial shareholder base that is familiar with the products and has expressed an interest in participating in the implementation of a business plan and strategy based on the development and deployment of these products.  Additionally, the Alpine 4 board believes that Mr. Battaglini’s connections and experience in the automotive industry will help Alpine 4 make rapid inroads into marketing and sales of these products.   Moreover, the Alpine 4 board of directors believes that the company may be a more attractive for potential investors through ownership of the LotWatch and ServiceWatch products than it would if operating solely under the License Agreement.

As noted, the stockholders of Alpine 4 have each approved the entry by Alpine 4 into the Agreement, and approved the Asset Purchase Transaction and the offering of the Share Exchange.

Governance of Alpine 4 Following Completion of the Asset Purchase Transaction

Assuming the stockholders of AutoTek approve the Asset Purchase Transaction, Kent Wilson will continue to serve as Chief Executive Officer and Chief Financial Officer of Alpine 4, and Richard Battaglini will continue to serve as Chairman of the Board and President.

Accounting Treatment of the Asset Purchase Transaction

The purchase of the assets in the Asset Purchase Transaction is being treated as an acquisition of source code, which will be combined with our hardware device to sell to dealerships.

Dissenters' Rights

Chapter 13 of the Arizona Business Corporation Act provides that a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of a consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange.  The Board of Directors of AutoTek does not believe that the Asset Purchase Transaction constitutes the “sale or exchange of all or substantially all of the property” of AutoTek because AutoTek has other business assets and plans, including the development and sale of the BrakeSafe and other automotive products.  However, to avoid any disputes about whether the sale of the source code to Alpine 4 constitutes a sale of all or substantially all of AutoTek’s assets, the Board of Directors of AutoTek determined to provide dissenters’ rights to the AutoTek stockholders pursuant to Chapter 13 of the Arizona Business Corporation Act.

To receive payment of the fair value of his or her shares, the shareholder must comply in all respects with the requirements and procedures set forth in the Arizona Act for the exercise of dissenters' rights.

Any holder of stock of AutoTek who wishes to dissent from the Asset Purchase Transaction involving the sale of AutoTek’s source code and to obtain payment of the fair value of his shares shall deliver to AutoTek, before the vote is taken on the Asset Purchase Transaction, written notice of the shareholder's intention to demand payment for his shares if the Asset Purchase Transaction is effectuated and not vote his shares in favor of such Asset Purchase Transaction.

If the Asset Purchase Transaction is approved, AutoTek shall, no later than ten days after consummation of the Asset Purchase Transaction, deliver a written notice to all dissenting shareholders. The notice to the dissenters shall:

-	state where the dissenting shareholder's demand for payment must be sent and where and when share certificates shall be deposited;

-
supply a form for demanding payment that includes the date of the first announcement to shareholders of the terms of the proposed Asset Purchase Transaction and that requires that the person asserting dissenters' rights certify whether he acquired beneficial ownership of the shares before the announcement date,

-	set a date by which AutoTek must receive the payment demand, which date shall be at least 30 but not more than 60 days after the date this notice to the dissenters is delivered; and

-	be accompanied by a copy of Sections 10-1320 through 10-1328 of the Arizona Act.

Each dissenting shareholder who has received this notice must demand payment before the demand date, certify whether he acquired beneficial ownership of his or her shares of stock of AutoTek before the date of the first announcement of the terms of the proposed Asset Purchase Transaction, and deposit the certificates representing the shares in accordance with the terms of this notice to the dissenters. A dissenting shareholder who has complied with these obligations is referred to as a complying shareholder. A dissenting shareholder who does not demand payment or deposit his share certificates by the demand date is not entitled to payment for his shares pursuant to Sections 10-1320 through 10-1328 of the Arizona Act.

Upon receipt of a payment demand, AutoTek shall pay each complying shareholder the amount the acquired company estimates to be the fair value of the complying shareholder's shares of stock plus accrued interest. The fair value of the shares shall be the value thereof immediately before the effective time of the Asset Purchase Transaction, excluding any appreciation or depreciation in anticipation of the Asset Purchase Transaction.

If a complying shareholder believes that the amount paid by the acquired company is less than the fair value of the shares or that the interest was incorrectly calculated, if AutoTek fails to make payment within 60 days after the demand date, or if the acquired company, having failed to effectuate the Asset Purchase Transaction, does not return the share certificates deposited with it within 60 days after the demand date, the complying shareholder may give written notice to AutoTek of the complying shareholder's own estimate of the fair value of his shares of stock and of the amount of interest due and may demand payment of this estimate, less any payment previously made by AutoTek. A complying shareholder waives the right to demand an additional payment unless he causes AutoTek to receive the additional payment notice within 30 days after AutoTek made payment for the complying shareholder's shares of stock.

If an additional payment notice remains unsettled, AutoTek shall commence a proceeding within 60 days after receiving the additional payment notice and shall petition the court to determine the fair value of the shares of stock and accrued interest. If AutoTek does not commence the proceeding within the 60-day period, it shall pay to each complying shareholder whose additional payment notice remains unsettled the amount demanded therein.

THE AGREEMENT

The Asset Purchase and Share Exchange Agreement (the “Agreement”) sets forth the terms of, and governs, the Asset Purchase Transaction and the Share Exchange.  The principal terms and conditions of the Agreement are as follows:

The Asset Purchase Transaction

Assuming that the approval of the AutoTek shareholders is obtained, pursuant to the Agreement, AutoTek will sell to Alpine 4, and Alpine 4 will purchase from AutoTek certain of the assets of AutoTek, including but not limited to: (a) source code and related materials (the “Source Code”) which Alpine 4 has developed (pursuant to a licensing agreement) into new LotWatch and ServiceWatch products; (b) non-disclosure agreements relating to the development of the intellectual property relating to the Source Code; (c) the related intellectual property; (d) equipment and other tangible assets relating to the Source Code; (e) to the extent in the possession of Seller, any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code; and (f) any plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer (collectively, the “Transferred Assets”).  A full list of the Transferred Assets is included as Exhibit A to the Agreement.

Consideration Paid to AutoTek

Pursuant to the Agreement, in connection with the Asset Purchase Transaction, Alpine 4 will pay to AutoTek the purchase price as follows:

-	Alpine 4 will pay AutoTek the sum of $30,000 (the “Cash Purchase Price”);

-	Alpine 4 will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of this Agreement;

-	Alpine 4 will execute and deliver a signed Assignment and Assumption Agreement;

-
Upon approval by the stockholders of AutoTek, Alpine 4 agreed to offer to exchange shares of its common stock for shares of AutoTek common stock tendered by AutoTek stockholders who elected to participate in the Share Exchange.  Specifically, Alpine 4 agreed that in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described below, and pursuant to this Registration Statement, Alpine 4 will issue six (6) shares of Alpine 4’s common stock (collectively, the “Exchange Shares”).

The Closing.  Management of AutoTek and Alpine 4 anticipate that the Closing of the Asset Purchase Transaction will be completed within ten (10) days following the Special Meeting, assuming that approval of the Asset Purchase Transaction is received from the AutoTek stockholders and provided there are no unforeseen delays.

The foregoing summary of the terms and conditions of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement attached as an exhibit hereto.

Procedures for Surrendering AutoTek Stock

Alpine 4’s transfer agent is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

Shareholders of AutoTek who elect to participate in the Share Exchange and exchange their shares for shares of Alpine 4 common stock should complete the Share Exchange Election Form, included with this proxy statement/registration statement.  The Share Exchange Election Form may (i) be sent to Alpine 4’s transfer agent, Action Stock Transfer Corporation, in the enclosed return-addressed envelope, or (2) be turned in to the AutoTek Special Meeting.  AutoTek shareholders who know or suspect that they will not be attending the AutoTek Special Meeting and who would like to participate in the Share Exchange should complete and return the Share Exchange Election Form to Alpine 4’s transfer agent promptly, to avoid missing the opportunity to participate in the Share Exchange.

PLEASE DO NOT SEND YOUR AUTOTEK STOCK CERTIFICATES IN WITH THE SHARE EXCHANGE ELECTION FORM, OR BRING THEM TO THE AUTOTEK SPECIAL MEETING. YOU WILL BE CONTACTED BY ALPINE 4’S TRANSFER AGENT WITH RESPECT TO THE MANNER OF THE EXCHANGE AND WHEN AND WHERE TO SEND YOUR CERTIFICATE IF YOU CHOOSE TO PARTICIPATE IN THE SHARE EXCHANGE.

AUTOTEK SPECIAL MEETING

Date, Time and Place of the Special Meeting; Matters to be Considered at the AutoTek Special Meeting

As stated above in the Notice of Special Meeting, a special meeting of stockholders of AutoTek will be held at 9:00 a.m. local time, on _________________, 2014, at its corporate offices located at 15589 N 77th St Suite B., Scottsdale, Arizona, 85260, and at any adjournment thereof, for the following purposes:

1. To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets”) to Alpine 4, a public reporting company that plans to use the assets.  The sale by AutoTek of the Acquired Assets is a transaction which gives to the AutoTek shareholders Dissenters’ Rights under Arizona law.  The Dissenters’ Rights are more fully discussed above.

2. To approve any motion to adjourn the AutoTek special meeting, if necessary or appropriate, to solicit additional proxies (the “AutoTek Adjournment” proposal).

Additionally, at the AutoTek Special Meeting, AutoTek stockholders will have the opportunity to tender their Share Exchange Election Form, although AutoTek shareholders may tender the Share Exchange Election Form any time during the period through the date which is forty-five (45) days from the date the registration statement/proxy is mailed to the AutoTek shareholders (the “Exchange Period”).

The board of AutoTek anticipates that AutoTek will transact no other business at the Special Meeting, except for business properly brought before the Special Meeting or any adjournment or postponement thereof.

The AutoTek Board of Directors has set _______________, 2014, as the record date for the AutoTek Special Meeting. Only holders of record of AutoTek common stock at the close of business on ____________ 2014, will be entitled to notice of and to vote at the AutoTek Special Meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the AutoTek Special Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of AutoTek common stock.

As of the AutoTek record date, there were 25,000,000 shares of AutoTek issued and outstanding and entitled to vote on the matters presented at the Special Meeting.

Quorum

The presence at the AutoTek special meeting, in person or by proxy, of the holders of a majority of the shares of AutoTek common stock issued and outstanding on the record date for the AutoTek special meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.  If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the special meeting until a quorum has been obtained.

Required Vote

Required Vote to approve the entry by AutoTek into the Agreement (Item 1 on the AutoTek Proxy Card)

The affirmative vote of a majority of the outstanding shares of AutoTek common stock entitled to vote on such proposal is required to approve the entry by AutoTek into the Agreement.

Required Vote to Approve the AutoTek Adjournment Proposal (Item 2 on the AutoTek Proxy Card)

The affirmative vote of a majority of the shares of AutoTek common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the AutoTek Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the AutoTek special meeting, an abstention occurs when an AutoTek shareholder attends the AutoTek special meeting, either in person or by proxy, but abstains from voting.

•	For the Asset Purchase Transaction proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•
For the AutoTek Adjournment proposal, if an AutoTek shareholder present in person at the AutoTek Special Meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If an AutoTek shareholder is not present in person at the AutoTek Special Meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Voting of Proxies; Incomplete Proxies

Giving a proxy means that an AutoTek shareholder authorizes the persons named in the enclosed proxy card to vote his or her shares at the AutoTek Special Meeting in the manner it directs. An AutoTek shareholder of record may vote by proxy or in person at the meeting. To vote by proxy, an AutoTek shareholder may tender his or her votes by mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

AutoTek management requests that AutoTek shareholders vote by completing and signing the accompanying proxy and returning it to AutoTek as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of AutoTek stock represented by it will be voted at the AutoTek Special Meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of AutoTek common stock represented by the proxy will be voted as recommended by the AutoTek Board. Unless an AutoTek shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the AutoTek special meeting.

Every AutoTek’s shareholder’s vote is important. Accordingly, each AutoTek shareholder should sign, date and return the enclosed proxy card, whether or not the AutoTek shareholder plans to attend the AutoTek special meeting in person.

Revocability of Proxies and Changes to an AutoTek Shareholder’s Vote

An AutoTek shareholder of record has the power to change its vote at any time before its shares are voted at the AutoTek Special Meeting by:

•	notifying AutoTek’s Corporate Secretary in writing at 15589 N 77th St Suite B., Scottsdale, AZ 85260 that the shareholder is revoking his or her proxy; or

•	voting in person at the AutoTek special meeting (although attendance at the AutoTek special meeting will not in and of itself constitute a revocation of a proxy).

Solicitation of Proxies

The solicitation of proxies from AutoTek shareholders is made on behalf of the AutoTek Board. Alpine 4 will pay the cost and expenses of printing and mailing this joint proxy statement/registration statement and all fees paid to the SEC.

AutoTek will pay the costs of soliciting and obtaining proxies from AutoTek shareholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by AutoTek officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Voting by AutoTek Directors and Executive Officers

On the AutoTek record date, directors and executive officers of AutoTek and their affiliates owned and were entitled to vote 1,883,000 shares of AutoTek common stock, representing approximately 8.19% of the shares of AutoTek common stock outstanding on that date. AutoTek currently expects that its directors and executive officers will vote their shares in favor of the Asset Purchase Transaction and elect to participate in the Share Exchange, although none of them has entered into any agreements obligating them to do so.

DESCRIPTION OF ALPINE 4 COMMON STOCK

Authorized Capital Stock

The authorized capital stock of Alpine 4 consists of 500,000,000 shares of Common Stock, par value $.0001 per share, (the "Common Stock"), of which there were 84,200,000 issued and outstanding as of the date of this proxy statement/registration statement, and 5,000,000 shares of Preferred Stock, (the “Preferred Stock”) par value $.0001 per share, of which none have been designated or issued. The following summarized the important provisions of Alpine 4’s capital stock.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase Alpine 4’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Alpine 4 without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.
The description of certain matters relating to the securities of Alpine 4 is a summary and is qualified in its entirety by the provisions of Alpine 4’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to Alpine 4’s Registration Statement on Form 10 filed with the SEC on May 7, 2014.

Dividends

We have not paid any dividends on our common stock and do not presently intend to pay cash dividends. The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of a business combination, if any. The payment of any dividends subsequent to a business combination, if any, will be within the discretion of our then existing board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

As of the date of this proxy statement/registration statement, our transfer agent was Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

LEGAL MATTERS

The validity of the Alpine 4 common stock will be passed upon for Alpine 4 by Kirton McConkie, P.C., counsel to Alpine 4.

EXPERTS

The consolidated financial statements of Alpine 4 as of April 30, 2014, have been incorporated by reference herein in reliance upon the reports of Anton & Chia, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at  1-800-SEC-0330 or  202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/registration statement.

Alpine 4 has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/registration statement forms a part. The registration statement registers the shares of Alpine 4 common stock to be issued to AutoTek shareholders in connection with the Share Exchange. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Alpine 4 and AutoTek, respectively. The rules and regulations of the SEC allow Alpine 4 and AutoTek to omit certain information included in the registration statement from this joint proxy statement/registration statement.

In addition, the SEC allows Alpine 4 to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/registration statement, except for any information that is superseded by information included directly in this joint proxy statement/registration statement or incorporated by reference subsequent to the date of this joint proxy statement/registration statement as described below.

This joint proxy statement/registration statement incorporates by reference the documents listed below that Alpine 4 has previously filed with the SEC. They contain important information about Alpine 4 and its financial condition.

Alpine 4 SEC Filings

•	Registration Statement on Form 10, filed on May 8, 2014, as amended on June 5, 2014;

•
Current Reports on Form 8-K filed on June 25, 2014, July 17, 2014, and August 8, 2014 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Quarterly Report for the quarter ended June 30, 2014, filed on August 14, 2014; and

•
The description of Alpine 4’s common stock set forth in Alpine 4’s registration statement on Form 10 filed on May 8, 2014, and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Alpine 4 incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/registration statement and before the date of the AutoTek special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/registration statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:
Alpine 4 Automotive Technologies, Ltd
15589 N. 77th Street, Suite B
Scottsdale, AZ 85260
Telephone: 855-777-0077

These documents are available from Alpine 4 without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/registration statement forms a part. You can also find information about Alpine 4 at its Internet websites at www.alpine4.com. Information contained on the website does not constitute part of this joint proxy statement/registration statement.

INFORMATION REGARDING DISSENTERS’ RIGHTS

Below are the sections of the Arizona Code, Title 10, Chapter 13, that AutoTek is required to provide to all of its stockholders to apprise them of their Dissenters’ Rights in connection with the Asset Purchase Transaction.  Please review this information carefully.

10-1301. Definitions

In this article, unless the context otherwise requires:

1. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

4. "Fair value" with respect to a dissenter's shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

5. "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. "Shareholder" means the record shareholder or the beneficial shareholder.

10-1302. Right to dissent

A. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party if either:

(a) Shareholder approval is required for the merger by section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.

(b) The corporation is a subsidiary that is merged with its parent under section 10-1104.

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it either:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 10-604.

5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code section 80a-1 through 80a-64).

D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

10-1303. Dissent by nominees and beneficial owners

A. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder's other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if both:

1. The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

10-1320. Notice of dissenters' rights

A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in section 10-1322.

10-1321. Notice of intent to demand payment

A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall both:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

2. Not vote the shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

10-1322. Dissenters' notice

A. If proposed corporate action creating dissenters' rights under section 10-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 10-1321.

B. The dissenters' notice shall be sent no later than ten days after the corporate action is taken and shall:

1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

5. Be accompanied by a copy of this article.

10-1323. Duty to demand payment

A. A shareholder sent a dissenters' notice described in section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 10-1322, subsection B, paragraph 3 and deposit the shareholder's certificates in accordance with the terms of the notice.

B. A shareholder who demands payment and deposits the shareholder's certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or does not deposit the shareholder's certificates if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this article.

10-1324. Share restrictions

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 10-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

10-1325. Payment

A. Except as provided in section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with section 10-1323 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

B. The payment shall be accompanied by all of the following:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

2. A statement of the corporation's estimate of the fair value of the shares.

3. An explanation of how the interest was calculated.

4. A statement of the dissenter's right to demand payment under section 10-1328.

5. A copy of this article.

10-1326. Failure to take action

A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under section 10-1322 and shall repeat the payment demand procedure.

10-1327. After-acquired shares

A. A corporation may elect to withhold payment required by section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment under section 10-1328.

10-1328. Procedure if shareholder dissatisfied with payment or offer

A. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and either demand payment of the dissenter's estimate, less any payment under section 10-1325, or reject the corporation's offer under section 10-1327 and demand payment of the fair value of the dissenter's shares and interest due, if either:

1. The dissenter believes that the amount paid under section 10-1325 or offered under section 10-1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

2. The corporation fails to make payment under section 10-1325 within sixty days after the date set for demanding payment.

3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

10-1330. Court action

A. If a demand for payment under section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the court in the county where a corporation's principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master's report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E. Each dissenter made a party to the proceeding is entitled to judgment either:

1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

2. For the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 10-1327.

10-1331. Court costs and attorney fees

A. The court in an appraisal proceeding commenced under section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 10-1328.

B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327.

3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers; Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Tenth of Alpine 4’s Charter provides that, “to the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.”

Article XI, Section 1(a)  of Alpine 4’s Bylaws further provides that “Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation…shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, Alpine 4 has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Alpine 4 files public reports and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at  1-800-SEC-0330 or  202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Alpine 4, which files electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/registration statement.

Alpine 4 has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/registration statement forms a part. The registration statement registers the shares of Alpine 4 common stock to be issued to AutoTek Incorporated shareholders in connection with the Share Exchange. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Alpine 4 and AutoTek, respectively. The rules and regulations of the SEC allow Alpine 4 and AutoTek to omit certain information included in the registration statement from this joint proxy statement/registration statement.

In addition, the SEC allows Alpine 4 to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/registration statement, except for any information that is superseded by information included directly in this joint proxy statement/registration statement or incorporated by reference subsequent to the date of this joint proxy statement/registration statement as described below.

This joint proxy statement/registration statement incorporates by reference the documents listed below that Alpine 4 has previously filed with the SEC. They contain important information about Alpine 4 and its financial condition.

Alpine 4 SEC Filings

•	Registration Statement on Form 10, filed on May 8, 2014, as amended;

•	Current Reports on Form 8-K filed on July 18 and August 8, 2014 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Quarterly Report for the quarter ended June 30, 2014, filed on August 14, 2014; and

•
The description of Alpine 4’s common stock set forth in Alpine 4’s registration statement on Form 10 filed on May 8, 2014, and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Alpine 4 incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/registration statement and before the close of the AutoTek Consent Period (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/registration statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Alpine 4, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:
Alpine 4 Automotive Technologies Ltd.
15589 N. 77th Street, Suite B
Scottsdale, AZ 85260
Telephone: 855-777-0077

These documents are available from Alpine 4 without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/registration statement forms a part. You can also find information about Alpine 4 at its Internet website at www.alpine4.com. Information contained on the website does not constitute part of this joint proxy statement/registration statement.

Undertakings

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY FOR ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.

Pursuant to the requirements of the Securities Act of 1933, Alpine 4 Automotive Technologies Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on November 3, 2014.

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.

By: /s/ Kent B. Wilson
Name: Kent B. Wilson,
Title: Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer) and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kent B. Wilson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Battaglini	President and	November 3, 2014
Richard Battaglini	Chairman of the Board

/s/ Kent B. Wilson	Chief Executive Officer	November 3, 2014
Kent B. Wilson	Chief Financial Officer, Director

/s/ Scott Edwards	Director	November 3, 2014
Scott Edwards

/s/ Charles Winters	Director	November 3, 2014
Charles Winters

EXHIBIT INDEX

Exhibit Num	Description

2.1	Asset Purchase and Share Exchange Agreement (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement).

3.1	Certificate of Incorporation of Alpine 4 Automotive Technologies Ltd. (incorporated by reference to Exhibit 3.1 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

3.2	Certificate of Amendment to Certificate of Incorporation, dated June 27, 2014 (incorporated by reference to Exhibit 3.3 to Alpine 4’s Current Report on Form 8-K filed July 18, 2014).

3.3	Certificate of Amendment to Certificate of Incorporation, dated June 30, 2014 (incorporated by reference to Exhibit 3.4 to Alpine 4’s Current Report on Form 8-K filed July 18, 2014).

3.4	By-Laws of Alpine 4 (incorporated by reference to Exhibit 3.2 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Alpine 4’s Registration Statement on Form 10, filed May 8, 2014).

5.1	Opinion of Kirton McConkie, P.C. regarding validity of the shares of Alpine 4 Automotive Technologies Ltd common stock being registered hereunder.*

23.1	Consent of Anton & Chia, LLP

23.2	Consent of Kirton McConkie, P.C. (included in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of Attorney (included in the signature page to the filing of this Registration Statement).

99.1	Form of Proxy Card of AutoTek Incorporated.

99.2	Form of Share Exchange Election Form for AutoTek Incorporated stockholders.

*	To be filed by amendment.

AUTOTEK INCORPORATED
Special Meeting of Stockholders

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the
Special Meeting on ______________, 2014

The undersigned appoints Richard Battaglini of AutoTek Incorporated with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders of AutoTek Incorporated, to be held ________________, 2014, beginning at 9:00 am, local time at its corporate offices located at 15589 N 77th St Suite B., Scottsdale, Arizona, 85260, and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, a copy of which has been received by the undersigned, as follows:

Please mark your votes as indicated [X] Total Number of Shares Held: _____________________

Certificate Number(s) _____________________

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 3.

1.
To authorize and approve the entry by AutoTek into that certain Asset Purchase and Share Exchange Agreement (the “Agreement”), whereby AutoTek will sell certain of its assets (the “Acquired Assets”) to Alpine 4, a public reporting company that plans to use the assets.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

2.	To approve any motion to adjourn the AutoTek Special Meeting, if necessary or appropriate, to solicit additional proxies.

FOR	AGAINST	ABSTAIN

[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your stock certificate(s).

Print Name	Signature	Date

Please provide updated address information as necessary:

ANNEX A

ASSET PURCHASE AND SHARE EXCHANGE AGREEMENT

This Asset Purchase and Share Exchange Agreement (together with the Exhibits and Attachments hereto and the Disclosure Letter, this “Agreement”) is made as of the ______ day of October, 2014, by and between Alpine 4 Automotive Technologies Ltd., a Delaware corporation (“Buyer”), and AutoTek Incorporated, an Arizona corporation (“Seller”).  The Buyer and the Seller may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.
Seller is the owner of technology, including software source code (the “Source Code”), which can be integrated into products designed to assist automobile dealerships: LotWatch and ServiceWatch.  LotWatch provides real-time information relating to each vehicle on a dealer’s lot.  ServiceWatch interfaces with a new vehicle, and provides information to a dealership service department about the vehicle, designed to improve communications between a dealer and a customer, and to provide better service to the customer.

B.
Pursuant to a Licensing Agreement between the Buyer and the Seller dated August 5, 2014 (the “License Agreement”), the Seller licensed to the Buyer the rights to use the Source Code and to integrate the Source Code into the Buyer’s proprietary device to create the LotWatch and ServiceWatch products.  The Source Code is referred to herein as the “Licensed Technology.”

C.
AutoTek also has other business and assets, including but not limited to a safety product for cars that is currently being developed with plans to be sold under several brand names such as Pulse, BrakeSafe, BrakeTek and BrakePlus (collectively, the “Non-Licensed Assets”).

D.	The production, marketing, sale, and distribution of the Licensed Technology and the Non-Licensed Assets constitute Seller’s “Business.”

E.	Buyer is a publicly reporting company with the U.S. Securities and Exchange Commission (the “SEC”).

F.	Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to transfer to Buyer the Licensed Technology, and Buyer desires to purchase and receive such assets.

G.
Upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to pay the Seller for the Source Code purchased both in the form of cash paid to the Seller, and through the offering to the stockholders of the Seller shares of the Buyer’s common stock in exchange for shares of the Seller’s common stock, pursuant to which the stockholders of the Seller may become stockholders of the Buyer.

H.	In connection with the sale of the Licensed Technology by Seller to Buyer, Seller and Buyer desire to enter into certain additional agreements and arrangements ancillary to such sale.

I.
Prior to the execution of this Agreement, the board of directors of Seller unanimously approved the Seller’s entering into this Agreement and the transactions contemplated hereby (the “Contemplated Transactions”) and recommended the approval of this Agreement and the Contemplated Transactions by the stockholders of Seller.

J.
Prior to the execution of this Agreement, the board of directors of Buyer unanimously approved Buyer’s entering into this Agreement and the Contemplated Transactions and recommended approval of this Agreement and the Contemplated Transactions by its stockholders; and the stockholders of the Buyer have approved Buyer’s entering into this Agreement and the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions.   Capitalized terms used in this Agreement not otherwise defined shall have the meanings as set forth below.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by the Seller and Buyer substantially in the form contemplated by Exhibit B.

 “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” means the date of the Closing.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Intellectual Property” means, with respect to the Licensed Technology, all (i) issued patents and all provisional and pending patent applications, copyrights, technology, know-how, processes, trade secrets, inventions (including inventions conceived prior to the Closing Date but not documented as of the Closing Date), proprietary data, formulae, research and development data and computer software programs, (ii) trademarks, logos, trade names, service marks and service names, (iii) registrations, applications, recordings, licenses and common-law rights relating thereto, and (iv) other United States, state and foreign intellectual property.

“Lien” means, with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, and any other agreement necessary to effect the Asset Purchase Agreement and the Share Exchange.

ARTICLE II
TRANSACTIONS AND CLOSING

Section 2.01      Transactions Contemplated Hereby.

(a)             Purchase and Sale of Assets.

(i)              Pursuant to the terms and conditions set forth in this Agreement, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all assets of the Seller relating to the Licensed Technology, including but not limited to assets, including personal property, Intellectual Property, inventory, documentation, websites, documents, and all other assets however delineated relating to the Licensed Technology (collectively, the “Transferred Assets”).  A full list of the Transferred Assets is included as Exhibit A hereto.

(ii)              Collectively, the purchase of the Transferred Assets by the Buyer is referred to in this Agreement as the “Asset Purchase Transaction.”

(iii)              The Buyer agrees to pay, as the purchase price (the “Purchase Price”) for the Transferred Assets, the following:

(A)	Buyer will pay Seller the sum of $30,000 (the “Cash Purchase Price”);

(B)	Buyer will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances, in accordance with the terms of this Agreement;

(C)	Buyer will execute and deliver a signed Assignment and Assumption Agreement; and

(D)
Pursuant to this Agreement and through a registration statement to be filed with the U.S. Securities and Exchange Commission, Buyer hereby offers to issue shares of its common stock to the stockholders of the Seller as additional consideration paid for the Transferred Assets.  The offer to issue shares by the Buyer is referred to herein as the “Share Exchange.”  In connection with this Exchange Offer,  in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described below, and pursuant to a registration statement (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”), Alpine 4 will issue six (6) shares of Alpine 4’s common stock (collectively, the “Exchange Shares”) as discussed below.

(b)           Share Exchange.  Pursuant to the terms and conditions set forth in this Agreement, the Buyer and Seller agree to enter into a share exchange transaction (the “Share Exchange”), as follows:

(i)              Seller agrees to recommend to its stockholders that they enter into the Share Exchange with the Buyer and tender their AutoTek shares in exchange for shares of the Buyer’s common stock.  Buyer and Seller both understand, acknowledge, and agree that no stockholder of Seller shall be required to exchange his, her, or its shares of Seller for shares of Buyer, and that any stockholder of Seller who elects to not participate in the Share Exchange shall remain a stockholder of the Seller.

(ii)              Buyer agrees to issue six (6) shares of its common stock in exchange for each one (1) share of AutoTek common stock tendered as part of the Share Exchange, the shares of Buyer being issued in the Share Exchange being referred to herein as the “Alpine 4 Exchange Shares.”

(iii)              Buyer agrees to hold open its offer to stockholders of the Seller to participate in the Share Exchange for a period of forty-five (45) days (the “Exchange Period”) from the date the Seller mails to its Registration Statement (the “Registration Statement”) on Form S-4, or such other form as determined to be appropriate, pursuant to which the Buyer and the Seller may conduct the Share Exchange.

(c)            Registration Statement.  Buyer agrees to prepare and file, and Seller agrees to participate in the preparation and filing of, the Registration Statement, which the Parties agree will also include a proxy solicitation of the stockholders of the Seller for approval of the Asset Purchase Transaction.  The Parties further agree to use their best efforts to have the Registration Statement declared effective by the SEC.

(d)           Closing of the Asset Purchase Transaction.  The Parties understand, acknowledge, and agree that the approval of the stockholders of the Seller is required for the closing of the Asset Purchase Transaction.  The Parties have agreed to prepare and file the Registration Statement, one purpose of which is to see the approval of the stockholders of the Seller for the Asset Purchase Transaction.  The Parties specifically agree as follows:

(i)              The Seller will, through the Registration Statement, seek approval of the stockholders of the Seller, by soliciting the approval of the Seller’s stockholders at a special meeting of the Seller (the “Special Meeting”) to be held for the purpose of discussing the Asset Purchase Transaction, the Share Exchange, and this Agreement.

(ii)              The Parties anticipate that the Special Meeting will be held as soon as practicable after the SEC declares the Registration Statement effective.

(iii)              The Buyer and Seller hereby set as an express condition of the Asset Purchase Transaction that a majority of the issued and outstanding shares of the Seller which are voted in person or by proxy at the Special Meeting must approve the Asset Purchase Transaction.

(e)              Seller’s Obligations at Closing of the Asset Purchase Transaction.  At the closing of the Asset Purchase Transaction:

(i)              the Seller shall transfer, or cause to be transferred, to Buyer all right, title and interest in and to the Transferred Assets, free and clear of all Liens or encumbrances;

(ii)              the Seller shall execute and deliver a signed Assignment and Assumption Agreement, in substantially the form set forth in Exhibit B hereto;

(iii)              the Seller shall execute and deliver appropriate assignment agreements in respect of any trademarks, trademark applications and copyright registrations included with the Transferred Assets;

(iv)              the Seller shall execute and deliver a Bill of Sale substantially in the form attached hereto as Exhibit C; and

(v)              the Seller shall deliver such other agreements, documents, statements, or other instruments as are necessary or recommended for the accomplishment of the Asset Purchase Transaction as contemplated hereby.

(f)              Buyer’s Obligations at Closing of the Asset Purchase Transaction.  At the closing of the Asset Purchase Transaction:

(i)              Buyer will pay to Seller, in immediately available funds, the sum of Thirty Thousand Dollars ($30,000);

(ii)              Buyer will accept all right, title and interest in and to the Transferred Assets, free and clear of all encumbrances in accordance with the terms of this Agreement;

(iii)              Buyer shall execute and deliver a signed Assignment and Assumption Agreement, in substantially the form set forth in Exhibit B hereto;

(iv)              Upon approval by the stockholders of the Seller, and in exchange for each one (1) share of AutoTek common stock tendered for exchange pursuant to the Share Exchange described above in Section 2.01(b), and pursuant to the Registration Statement on Form S-4, Buyer will issue six (6)) shares of Buyer’s common stock (collectively, the “Alpine 4 Exchange Shares”); and

(v)              Buyer shall deliver such other agreements, documents, statements, or other instruments as are necessary or recommended for the accomplishment of the Asset Purchase Transaction as contemplated hereby.

(g)              Closing of the Share Exchange Transaction.  The Parties understand, acknowledge, and agree that part of the consideration to be paid to the Seller by the Buyer in connection with the Asset Purchase Transaction is the issuance by the Buyer of shares of its common stock to stockholders of the Seller who participate in the Share Exchange.  The Parties have agreed to prepare and file the Registration Statement, one purpose of which is for the Buyer to make the offer of the Share Exchange to the stockholders of the Seller, and to explain the purposes of the Share Exchange, and the mechanics for participation in the Share Exchange. The Parties specifically agree as follows:

(i)              The Buyer shall offer to the stockholders of the Seller the Share Exchange, pursuant to which the Buyer agrees to issue six (6) shares of its common stock for each one (1) share of common stock of the Seller tendered in connection with the Share Exchange.

(ii)              The Buyer and the Seller will work together to effectuate the Share Exchange, working with the Seller’s transfer agent and/or an exchange agent (the “Exchange Agent”) to conduct the Share Exchange.

(iii)              The Buyer agrees to use its best efforts to issue the Alpine 4 Exchange Shares within fifteen (15) Business Days of the receipt by the Exchange Agent of shares of the Seller’s common stock tendered in the Share Exchange.  The Parties agree that the Share Exchange, and the issuances of the Alpine 4 Exchange Shares will be continuous throughout the Exchange Period, and that upon the expiration of the Exchange Period, the Share Exchange offer shall be terminated, and any stockholders of the Seller who have not tendered their shares of the Seller’s common stock may not participate in the Share Exchange.

Section 2.02     Assignment of Contracts and Rights.

(a)              Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which the Seller is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of Buyer thereunder.

(b)              The Seller shall promptly pay to Buyer, when received, all monies received by the Seller under any Contract constituting a Transferred Asset or any claim, right or benefit arising thereunder, including, without limitation, those not transferred to Buyer at Closing.

Section 2.03     Termination of License Agreement.  The Buyer and Seller understand, acknowledge, and agree that upon the Closing of the Asset Purchase Transaction, the prior License Agreement between the Buyer and Seller shall be terminated.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.01     Seller’s Representations and Warranties.  Except as disclosed in writing to Buyer, Seller hereby represents and warrants as of the date this Agreement is signed and as of the Closing Date, the following (representations and/or warranties made to the “best knowledge” of the Seller refer to the current actual knowledge of Richard Battaglini without duty of inquiry):

(a)              Title to the Transferred Assets.  Seller has Lien-free, good and marketable title to all of the Transferred Assets being sold hereunder and: (a) Seller can transfer the Transferred Assets free and clear of restrictions on or conditions to transfer or assignment; and (b) the Transferred Assets are or will be as of the Closing Date free and clear of mortgages, Liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, or restrictions.

(b)              Proper Authority.  Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement.  This Agreement when executed and delivered by Seller shall constitute the legal, valid and binding obligation of Seller in accordance with its terms.

(c)              Business Entity Existence.  Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary powers to own Seller’s properties and to carry on the Business as now owned and operated by it.

(d)              Purchase Price Shares.  Seller acknowledges and represents as follows:

(i)              The Purchase Price Shares were not offered to the stockholders of Seller by means of any general solicitation or general advertising by Buyer or any Person acting on its behalf, including, but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or (B) any seminar or meeting to which Seller was invited by any general solicitation or general advertising.

(e)              “AS IS” CONDITION.  Buyer acknowledges and agrees that it has had the opportunity to thoroughly inspect, investigate and exercise due diligence, and has fully and independently become familiar with, and fully satisfied itself regarding, any and all matters relating to Seller, the Assets and the Business.  Except as expressly provided in this Section 3.01, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the value of Seller or its Assets; (ii) the income to be derived from the Assets; (iii) the suitability of the Assets for any and all activities and uses which Buyer may conduct; (iv) the merchantability, marketability, profitability or fitness for a particular purpose the Assets; (v) the manner, quality, state of repair or lack of repair of the Assets; (vi) compliance of or by Seller or its operations with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including, without limitation, any environmental laws.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF SELLER’S ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS AS OF THE CLOSING DATE WITH ALL FAULTS EXISTING AS OF SUCH DATE.  BUYER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT WILL SURVIVE THE CLOSING, THAT BUYER WILL SOLELY RELY UPON BUYER’S OWN INVESTIGATION OF SELLER’S ASSETS AND ALL OTHER MATTERS RELATING TO SELLER’S ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER OR ANYONE ACTING ON SELLER’S BEHALF.

(f)              Assurances.  Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purposes of acquiring, or reducing to possession, any or all property and rights to be conveyed, assigned or transferred under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.01     Representations and Warranties of the Buyer.   Buyer hereby represents and warrants both as of the date this Agreement is signed and as of the Closing Date as follows:

(a)              Proper Authority.  Buyer has the right, power, legal capacity, and authority to enter into and perform Buyer’s obligations under this Agreement.  This Agreement when executed and delivered by Buyer shall constitute the legal, valid and binding obligation of Buyer in accordance with its terms.

(b)              Business Entity Existence.  Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary powers to own Buyer’s properties and to carry on Buyer’s business as contemplated by Buyer upon Buyer’s acquisition of the Business as set forth in this Agreement.

(c)              Capitalization.  Buyer is authorized to issue up to 500,000,000 shares of common stock, of which 84,200,000 are currently issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are currently issued or outstanding.

(d)              Issuance of Stock.  Buyer is authorized to issue the Purchase Price Shares and the Exchange Shares to Seller and the stockholders of Seller, respectively, and such issuances will not violate its organizational documents, any law or ordinance, contract to which Buyer is a party or any legal process to which it is subject.

(e)              No Other Warranties.  Buyer makes no other representations or warranties except as expressly made in Paragraph 4.01, and hereby disclaims any other such representations or warranties.

ARTICLE V
APPROVAL OF STOCKHOLDERS OF THE SELLER; CONDITIONS TO CLOSING

Section 5.01     Approval of Seller’s Shareholders to Approve the Asset Purchase Transaction.

(a)          The Buyer and Seller shall work together to use their reasonable best efforts to promptly, or in any event within ten (10) Business Days after the date of this Agreement, prepare and file with the SEC the Registration Statement, which will contain preliminary proxy materials seeking the approval of the AutoTek shareholders.  The Registration Statement shall include the recommendation of the Seller’s Board of Directors (the “AutoTek Board”) that the Seller’s stockholders provide their written consent in favor of approving the Asset Purchase Transaction, and to exchange their shares in the Share Exchange Transaction (the recommendation of the AutoTek Board being referred to as the “Board Recommendation”).

(b)          Prior to filing the Registration Statement, any amendments to the Registration Statement, or any other filing with the SEC in connection with the Contemplated Transactions, counsel for Seller shall work with counsel for the Buyer to review and comment on each such filing in advance, and Buyer shall consider in good faith including in such filing all comments reasonably proposed by the Seller in respect of such filings, subject to compliance with applicable laws.

(c)          The Buyer will work with the Seller to send a definitive version of the Registration Statement to the stockholders of the Seller as promptly as possible following notification from the SEC that it has no further comments and the Registration Statement has been declared effective.

(d)          If, at any time prior to the closing of the Special Meeting, any event or information relating to Seller should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties and Buyer shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by Applicable Law, disseminated to Seller’s stockholders.

Section 5.02     Approval of Stockholders of Seller a Condition to Closing Asset Purchase Transaction.

(a)              As discussed above in section 2.01(d)(v), the Buyer and Seller hereby set as an express condition of the closing of the Asset Purchase Transaction that a majority of the issued and outstanding shares of the Seller which are voted in person or by proxy at the Special Meeting must approve the Asset Purchase Transaction.  By way of clarification, at the end of the Special Meeting, the Seller will review the votes provided in person or by proxy, and will determine whether the majority of the shares voted have voted to approve the Asset Purchase Transaction.  If such majority of the shares voted has voted to approve the Asset Purchase Transaction, the Seller and the Buyer shall move to close the Asset Purchase Transaction, and the acquisition of the Transferred Assets.

5.03           Participation of Seller’s Stockholders in Share Exchange.

(a)              At the commencement of the Exchange Period, the Buyer shall deposit with the Exchange Agent 150,000,000 shares of its common stock (the “Aggregate Exchange Shares”), being the number of shares of common stock of the Seller outstanding as of the date of this Agreement.  In the event that stockholders of Seller who are not known to the Buyer or the Seller as of the date of this Agreement, but who can prove ownership of shares of the Seller’s common stock, elect to participate in the Share Exchange, Buyer agrees to issue such additional shares as may be necessary to cover all exchanges sought during the Exchange Period.

(b)              At any time during the Exchange Period, the stockholders of the Seller may elect to participate in the Share Exchange by tendering their shares of the Seller’s common stock to the Exchange Agent.

(c)              At the conclusion of the Exchange Period, the Exchange Agent shall return to the Buyer any remaining Aggregate Exchange Shares which have not been issued as Alpine 4 Exchange Shares to the stockholders of the Seller during the Exchange Period.

(d)              Buyer and Seller agree to work with the Exchange Agent as necessary to expedite the issuance of the Alpine 4 Exchange Shares to the stockholders of the Seller.

ARTICLE VI
SURVIVAL

Section 6.01     Survival. The representations and warranties of the parties contained in this Agreement and the covenants and agreements of the parties contained in this Agreement that are to be performed under this Agreement prior to the Closing shall survive the Closing, until 11:59 p.m., Eastern time, on the 18-month anniversary of the Closing Date.

ARTICLE VII
MISCELLANEOUS

Section 7.1                      Attorney’s Fees and Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled.

Section 7.2                      Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Arizona.  Any actions for the enforcement or interpretation of this Agreement shall be brought in Maricopa County, State of Arizona.

Section 7.3                      Entire Agreement.  This Agreement and the documents referenced in it: (a) is intended by the parties as the final expression and the complete and exclusive statement of their agreement with respect to the terms in this Agreement and any prior or contemporaneous agreements or understandings, oral or written, which may contradict, explain or supplement these terms shall not be effective or admissible;  (b) is binding upon and inures to the benefit of the parties and their successors and assigns; (c) may not be amended or modified except by a writing signed by the parties which expressly states that it amends this Agreement; (d) shall be governed by Arizona law; and (e) may be signed in counterparts.

Section 7.4                      Interpretation.  Each party and its counsel has reviewed and revised this Agreement and any rule of contract interpretation to the effect that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement or any document executed in connection herewith.

Section 7.5                      Headings.  Section headings are for reference purposes only and do not affect this Agreement.

Section 7.6                      Severability.  If any part of this Agreement is invalid or unenforceable, then the remainder of this Agreement shall remain valid and enforceable and in force and effect.

Section 7.7                      No Waiver.  A waiver by either party of a default by the other party is effective only if it is in writing and shall not be construed as a waiver of any other default.

Section 7.8                      Third Party Beneficiaries.  The parties to this Asset Purchase and Share Exchange Agreement are the sole intended third party beneficiaries of this Agreement, with the rights to enforce the obligations of the parties hereto and in particular to the Indemnity Liability Reserve which is solely for the benefit of Buyer and Seller and is not being held in trust for any third party claimant.  No other party besides Buyer, Seller, their permitted successors and assigns has any rights or remedies under this Agreement.

Section 7.9                      Incorporation.  The exhibits attached hereto and referred to herein are incorporated into this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Asset Purchase and Share Exchange Agreement have duly executed it on the day and year first above written.

SELLER	BUYER

AUTOTEK INCORPORATED,	ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.
an Arizona corporation	a Delaware Corporation

By: __________________________	By: __________________________
Richard Battaglini, President	Kent B. Wilson, CEO

EXHIBIT A

TRANSFERRED ASSETS

-	Source Code for Licensed Technology, together with all associated materials, including:

machine instructions for unique Existing Technology software computer programs (including object software computer code);

all intellectual property such as patents, trademarks, service marks, trade names, copyrights, know-how, trade secrets, licenses, information and proprietary rights and processes owned by Seller relating in any way to the functions, applications and features of the Source Code;

all media, including all magnetic tapes, microfiche, disks, compact discs, DVD’s, video, hardcopy or other future forms or format of storing or reading Source Code, containing the Source Code; and

all versions of the Source Code, including the Original Source Code, all Releases (including any new, enhanced and updated versions), Enhancements (including any general changes to the Source Code requested by end users or customers) and Versions (including any substantial changes to the Source Code for which either party issues a release and updates the identity number associated with the Source Code).

-	Any non-disclosure agreements relating to the development of the intellectual property relating to the Source Code;

-	All related intellectual property;

-	All equipment and other tangible assets relating to the Source Code;

-	Any vendor and supplier lists related to the LotWatch and ServiceWatch products or the Source Code in the possession of the Seller; and

-	All plans, drawings and specifications, and all books, records and files, related to the Source Code which Seller either owns or both possesses and has the right to assign to Buyer.

EXHIBIT B

APPENDIX B

SHARE EXCHANGE ELECTION FORM

If you would like to receive shares of common stock of Alpine 4 Automotive Technologies Ltd. (“Alpine 4”), for all of your shares of AutoTek Incorporated (“AutoTek”) common stock, you must deliver a properly completed and duly executed Share Exchange Election Form to Action Stock Transfer on or before 5:00 p.m., Mountain time, on ______________________, 2014 (on or before such other time as determined upon a delay as described herein, the “Election Deadline”). If any of the conditions to completion of the transaction has not been satisfied at the time of the then scheduled Election Deadline and AutoTek and Alpine 4 are not reasonably certain that the transaction will be consummated within twenty business days following the then scheduled Election Deadline, the Election Deadline may be delayed by issuing a press release and filing that press release on Form 8-K with the SEC.  If you do not elect to exchange your AutoTek shares for shares of Alpine 4 common stock on or before the Election Deadline, or if you make an invalid election, you will not be entitled to receive shares of Alpine common stock, and will remain a shareholder of AutoTek Incorporated.

IN ORDER TO BE VALID, THIS FORM MUST BE DELIVERED TO ACTION STOCK TRANSFER NO LATER THAN 5:00 PM, MOUNTAIN TIME, ON THE ELECTION DEADLINE, IN ACCORDANCE WITH THE FOLLOWING DELIVERY OPTIONS:

Delivery by mail:	Delivery by hand or overnight courier:	Do you need Assistance?

Action Stock Transfer Attn: Justeene Blankenship 2469 E Fort Union Blvd, Ste 214 Salt Lake City, UT 84121	Action Stock Transfer Attn: Justeene Blankenship 2469 E Fort Union Blvd, Ste 214 Salt Lake City, UT 84121	Call the exchange agent, Action Stock Transfer at 801-274-1088

PLEASE DO NOT SEND THIS SHARE EXCHANGE ELECTION FORM TO AUTOTEK INCORPORATED, OR ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.  DELIVERY OF THIS STOCK ELECTION FORM TO ANY OTHER ADDRESS OTHER THAN LISTED ABOVE DOES NOT CONSTITUTE VALID DELIVERY.

Share Exchange Election Option—Mark the box below only if applicable.

☐ 1.
Exchange ALL of my shares of AutoTek Incorporated common stock for shares of common stock Alpine 4 Automotive Technologies Ltd., at a ratio of six (6) shares of Alpine 4 Automotive Technologies Ltd., common stock for each one share of AutoTek Incorporated common stock.
If you complete and return this form but do not check the box, or if you attempt to make an election with respect to only a portion of your shares, you will be deemed to have made an invalid election.

Required Signatures—AutoTek Incorporated stockholders making a stock election must sign below.

X
	Signature of Stockholder	Date

X
	Signature of Stockholder	Date
(if joint account)

INSTRUCTIONS

1. The Election.    Subject to the provisions of the Asset Purchase and Share Exchange Agreement, dated as of November ___, 2014 (as amended, the “Agreement”), among AutoTek Incorporated and Alpine 4 Automotive Technologies Ltd., the holders of each share of AutoTek Incorporated common stock issued and outstanding immediately as of _______________ 2014 (the “Share Exchange Record Date”) are entitled to exchange their shares of AutoTek Incorporated common stock for shares of common stock of Alpine 4 Automotive Technologies Ltd., at a ratio of six (6) shares of Alpine 4 Automotive Technologies Ltd. common stock for each one share of AutoTek Incorporated common stock held by such shareholder, by properly checking the box under “Share Exchange Election Option” above.

2. Election Deadline.    To be effective, an Election on the Share Exchange Election Form must be received by Action Stock Transfer (the “Exchange Agent”) at the address set forth therein, on or before 5:00 p.m., Mountain time, on ______________ 2014, (or on or before such other time as determined pursuant to a delay as described in the section immediately below, the “Election Deadline”). AutoTek Stockholders that do not make an Election on or before the Election Deadline, or make an invalid Election, will not be entitled to receive shares of Alpine 4 Automotive Technologies Ltd. common stock, and will remain stockholders of AutoTek Incorporated.

3. Delay of Election Deadline.    If any conditions to completion of the acquisition of the source code asset of AutoTek Incorporated by Alpine 4 Automotive Technologies Ltd. pursuant to the Agreement have not been satisfied at the time of the then scheduled Election Deadline and AutoTek Incorporated and Alpine 4 Automotive Technologies Ltd. are not reasonably certain that the transaction will be consummated within twenty business days following the then scheduled Election Deadline, the Election Deadline may be delayed by issuing a press release and filing that press release on Form 8-K with the SEC. In addition, AutoTek Incorporated stockholders may call 801-274-1088 at any time to confirm the date of the Election Deadline.

EXHIBIT C

BILL OF SALE